As filed with the Securities and Exchange Commission on June 5, 2006
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Conexant Systems, Inc.
(Exact name of registrant as specified in its charter)
4000 MacArthur Boulevard, West Tower
Newport Beach, California 92660-3095

Delaware	(949) 483-4600	25-1799439
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Dennis E. O’Reilly, Esq.
Senior Vice President, Chief Legal Officer and Secretary
Conexant Systems, Inc.
4000 MacArthur Boulevard, West Tower
Newport Beach, California 92660-3095
(949) 483-4600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Peter R. Kolyer, Esq.
Sey-Hyo Lee, Esq.
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
(212) 408-5100
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☑
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered(1)	unit(1)	price(1)	registration fee
4% Convertible Subordinated Notes due 2026	$250,000,000	100%	$250,000,000	$ 26,750
Common stock, par value $0.01 per share (including the associated preferred share purchase rights)	50,813,000 (2)	N/A	N/A	(3)

(1)	Equals the aggregate initial principal amount of the notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Represents the number of shares of registrant’s common stock issuable upon conversion of the notes at an initial conversion rate of 203.2520 shares of common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $4.92 per share). Pursuant to Rule 416 under the Securities Act, the registrant is also registering such indeterminate number of shares of common stock, including the associated preferred share purchase rights, as may be issued from time to time upon conversion of the notes as a result of the conversion rate adjustment provisions relating to the notes.

(3)	The registrant will receive no consideration for the issuance of shares of common stock upon conversion of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of common stock registered hereby.

PROSPECTUS
Conexant Systems, Inc.
$250,000,000
4% Convertible Subordinated Notes Due 2026
Shares of Common Stock Issuable Upon Conversion of the Notes

     In March and May 2006, we issued and sold $250 million aggregate principal amount of our 4% convertible subordinated notes due 2026 in a private placement. This prospectus may be used by selling securityholders to resell the notes and the common stock issuable upon conversion of the notes.
     The notes bear interest at the rate of 4% per annum. Interest on the notes began accruing on March 7, 2006 and will be payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2006. The notes will mature on March 1, 2026.
     The notes are our unsecured subordinated obligations and are subordinated in right of payment to all of our existing and future senior indebtedness, structurally subordinated to the indebtedness of our subsidiaries, effectively subordinated to our secured debt to the extent of the value of the security, and equal in right of payment with certain of our other subordinated debt.
     Holders may convert their notes into shares of our common stock based on a conversion rate of 203.2520 shares of our common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $4.92 per share) subject to adjustment, only under the following circumstances:
•	if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds,

•	if the notes are called for redemption,

•	if specified corporate transactions or distributions to holders of our common stock occur,

•	if a fundamental change occurs, or

•	during the 10 trading days prior to, but excluding, March 1, 2026.
     Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and common stock. If a holder elects to convert its notes in connection with certain fundamental changes that occur on or prior to March 1, 2011, the holder will also be entitled to receive a make whole premium in the form of an increase in the conversion rate.
     Beginning on March 1, 2011, we may redeem any of the notes at any time, or from time to time, in whole or in part for cash, without regard to the closing price of our common stock. Upon any redemption of the notes, we will pay a redemption price of 100% of the principal amount, plus accrued and unpaid interest, including additional interest, if any. Holders may require us to repurchase for cash all or part of their notes on March 1, 2011, March 1, 2016 and March 1, 2021 at a price of 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest and additional interest, if any. In addition, holders may require us to repurchase for cash all or part of their notes upon a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, including additional interest, if any.
     Our common stock is listed on the Nasdaq National Market under the symbol “CNXT”. The closing price of our common stock on June 2, 2006 was $2.86 per share.
     Investing in the notes and the underlying shares of common stock involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2006

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.
     TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH PERSON RECEIVING THIS PROSPECTUS IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND (B) SUCH DISCUSSION IS INCLUDED HEREIN BY US IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF TREASURY DEPARTMENT CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.

SUMMARY
     This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the notes or the underlying common stock. You should read carefully the entire prospectus, including the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus, before making an investment decision.
Our Company
     We design, develop and sell semiconductor system solutions, comprised of semiconductor devices, software and reference designs, for use in broadband communications applications that enable high-speed transmission, processing and distribution of audio, video, voice and data to and throughout homes and business enterprises worldwide. Our access solutions connect people through personal communications access products such as personal computers (PCs), television set-top boxes and game consoles to audio, video, voice and data services over wireless and wire line broadband connections as well as over dial-up Internet connections. Our central office solutions are used by service providers to deliver high-speed audio, video, voice and data services over copper telephone lines and optical fiber networks to homes and businesses around the globe. In addition, our media processing products enable the capture, display, storage, playback and transfer of audio and video content in applications throughout home and small office environments. We operate in one reportable segment.
     Our principal executive offices are located at 4000 MacArthur Boulevard, Newport Beach, California 92660 and our telephone number is (949) 483-4600.
Recent Developments
     As described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, our Conexant, Inc. subsidiary (formerly GlobespanVirata, Inc.) had been involved in a dispute with Texas Instruments, Inc., Stanford University and its Board of Trustees, and Stanford University OTL, LLC (collectively, Texas Instruments) over a group of patents (and related foreign patents) that Texas Instruments alleges are essential to certain industry standards for implementing asymmetric digital subscriber line (ADSL) technology. On May 5, 2006, we announced that we reached a definitive agreement with Texas Instruments that settles all aspects of this dispute. Under the terms of the settlement agreement, we will make a lump-sum payment of $70 million to Texas Instruments in the third quarter of fiscal 2006. The agreement resolves the alleged past infringement of ASDL patents by GlobespanVirata products and provides a fully paid-up, going-forward license for these products under a previously existing 2003 agreement between Texas Instruments, Inc. and us. In addition, our patent license with Texas Instruments, Inc. was amended to make it clear that the previous agreement extends to all xDSL products.

The Offering

Issuer	Conexant Systems, Inc.

Securities Offered	$250,000,000 principal amount of 4% convertible subordinated notes due March 1, 2026 and shares of our common stock issuable upon conversion of the notes.

Maturity Date	The notes will mature on March 1, 2026, unless earlier redeemed, repurchased or converted.

Interest	4% per annum on the principal amount, payable in cash semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2006, to the holders of record at the close of business on the preceding February 15 and August 15, respectively. Interest accrues on the notes from and including March 7, 2006.

Ranking	The notes are our unsecured subordinated obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness; structurally subordinated to the indebtedness of our subsidiaries, including the short-term indebtedness of our subsidiary Conexant USA, LLC in connection with our accounts receivable financing facility; effectively subordinated to our secured debt to the extent of the value of the security; and equal in right of payment with our 4% convertible subordinated notes due 2007.

Conversion Rights	Holders may convert their notes into shares of our common stock prior to the close of business on the business day before the stated maturity date based on an initial conversion rate, subject to adjustment, of 203.2520 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $4.92 per share, only in the following circumstances and to the following extent:

• during any calendar quarter beginning after March 31, 2006, and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the then applicable conversion price per share;

• during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price for our common stock for each day of that period and the then applicable conversion rate;

• if we call the notes for redemption;

• if specified corporate transactions or distributions to holders of our common stock occur;

• if a fundamental change occurs; or

• during the 10 trading days prior to, but excluding, the maturity date. Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and shares of our common stock. See “Description of the Notes — Conversion Rights”.

Sinking fund	None.

Redemption of Notes at Our Option	We may not redeem any notes before March 1, 2011. The notes are redeemable by us on and after March 1, 2011, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of notes to be redeemed, plus any accrued and unpaid interest, including additional interest, if any, to but not including the redemption date. See “Description of the Notes — Redemption of Notes at Our Option”.

Repurchase of Notes by Us at the Option of the Holder	Holders may require us to purchase for cash all or part of their notes on March 1, 2011, March 1, 2016 and March 1, 2021 or upon a fundamental change, in each case at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, including additional interest, if any, to, but not including, the repurchase date. See “Description of the Notes — Repurchase of Notes by Us at the Option of the Holder”.

Make Whole Premium Upon a Fundamental Change	If certain fundamental changes occur on or prior to March 1, 2011, in some circumstances, we will pay a make whole premium in the form of an increase in the conversion rate to holders of the notes who convert their notes during the period beginning 15 days before the anticipated effective date of the fundamental change and until, but excluding, the fundamental change repurchase date.

The make whole premium will be determined by reference to the table included in this prospectus and is based on the date on which the fundamental change becomes effective, which we refer to as the effective date, and the price, which we refer to as the applicable stock price, paid per share of our common stock in the transaction constituting the fundamental change. If holders of our common stock receive only cash in the transaction, the applicable stock price shall be the cash amount paid per share of our common stock. Otherwise, the applicable stock price shall be equal to the average closing price of our common stock over the five trading-day period ending on the trading day immediately preceding, and excluding, the effective date of the transaction. See “Description of the Notes — Determination of the Make Whole Premium”.

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

Registration Rights	We agreed to file the shelf registration statement of which this prospectus is a part with the SEC covering the notes and the shares of common stock, if any, issuable upon conversion of the notes. We agreed to file the shelf registration statement of which this prospectus is a part within 90 days of the original issuance of the notes. We also agreed to use our reasonable efforts to cause the shelf registration statement of which this prospectus is a part to become effective within 180 days and to use our reasonable efforts to keep the shelf registration statement of which this prospectus is a part effective for a specified period.

Listing and Trading	The notes originally issued in the private placement are eligible for trading on the PORTAL(SM) Market; notes resold pursuant to this prospectus will cease to be eligible for trading on the PORTAL(SM) Market. The notes are not currently listed nor de we intend to list the notes on any national securities exchange. Our common stock is listed on the Nasdaq National Market under the symbol “CNXT”.
     For a more complete description of the terms of the notes, see “Description of the Notes”. For a more complete description of our common stock, see “Description of Capital Stock”.

RISK FACTORS
Risks Related to Our Business
     Our business, financial condition and results of operations can be impacted by a number of risks, any one of which could cause our actual results to vary materially from recent results or from anticipated future results. Any of these individual risks could materially and adversely affect our business, financial condition and results of operations, which in turn could materially and adversely affect the price of the notes and our common stock. This effect could be compounded if multiple risks were to occur. Before deciding to invest in the notes or our common stock, you should carefully consider the risks set forth below as well as the risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2005, our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006 and our other filings with the SEC.
We face a risk that capital needed for our business and to repay our convertible notes will not be available when we need it.
     At March 31, 2006, we had $853.3 million aggregate principal amount of convertible subordinated notes outstanding, of which $196.8 million was repaid in May 2006, $456.5 million is due in February 2007, and $200.0 million is due in March 2026. In May 2006, we issued an additional $50 million of notes due in March 2026. The conversion prices of the notes that are due in February 2007 are currently substantially in excess of the market value of our common stock. We also have $80.0 million of short-term debt which expires in November 2006 and is subject to extension at the discretion of the lender. Additionally, in May 2006 we reached a definitive agreement with Texas Instruments that settles all aspects of our ADSL dispute with them, under which we will be required to make a lump-sum payment of $70 million to Texas Instruments in the third quarter of fiscal 2006. At March 31, 2006, we had cash, cash equivalents and marketable securities of $595.1 million. If we are unable to generate sufficient cash flows from our operations and realize additional value from our investments and other assets, we may be unable to meet our February 2007 debt obligations without additional financing. We cannot assure you that we will have access to additional sources of capital, or be able to refinance our debt, on favorable terms or at all. Further, raising capital through the equity markets would have a greater effect on shareholder dilution.
     Included in our cash, cash equivalents and marketable securities of $595.1 million as of March 31, 2006 are 6.2 million shares of common stock of Skyworks Solutions, Inc. valued at $41.9 million. For these securities, there is risk associated with the overall state of the stock market, having available buyers for the shares we may want to sell, and ultimately being able to liquidate the securities at a favorable price. We cannot assure you that the carrying value of these assets will ultimately be realized.
          In addition, any strategic investments and acquisitions that we may desire to make to help us grow our business may require additional capital resources. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.
We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could result in significant expense and loss of our ability to use, make, sell, export or import our products or one or more components comprising our products.
     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and have demanded and may in the future demand that we license their patents and technology. Any litigation to determine the validity of claims that our products infringe or may infringe these rights, including claims arising through our contractual indemnification of our customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. We cannot assure you that we would prevail in litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If any such litigation results in an adverse ruling we could be required to:
•	pay substantial damages;

•	cease the manufacture, use or sale of infringing products;

•	discontinue the use of infringing technology;

•	expend significant resources to develop non-infringing technology; or

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or at all.
     We have recently incurred substantial losses and we anticipate additional future losses.
     Our net losses for the first six months of fiscal 2006 and for fiscal 2005 were $34.4 million and $176.0 million, respectively.
     We have implemented a number of expense reduction and restructuring initiatives to improve our operating cost structure. The cost reduction initiatives included workforce reductions, the closure or consolidation of certain facilities and an increasing shift of product development resources to lower-cost regions, among other actions. However, these expense reduction initiatives alone will not return us to profitability. In order to return to profitability, we must achieve substantial revenue growth. We cannot assure you as to whether or when we will return to profitability or whether we will be able to sustain such profitability, if achieved.
     We operate in the highly cyclical semiconductor industry, which is subject to significant downturns.
     The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. From time to time these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry, and in our business in particular. Periods of industry downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors have caused substantial fluctuations in our revenues and results of operations. We have experienced these cyclical fluctuations in our business in the past and may experience them in the future.
     Demand for our products in each of the communications electronics end-markets which we address is subject to a unique set of factors, and a downturn in demand affecting one market may be more pronounced, or last longer, than a downturn affecting another of our markets.
Our operating results may be negatively affected by substantial quarterly and annual fluctuations and market downturns.
     Our revenues, earnings and other operating results have fluctuated in the past and may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:
•	changes in end-user demand for the products manufactured and sold by our customers;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	seasonal customer demand;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product and technology introductions by competitors;

•	changes in the mix of products we develop and sell;

•	fluctuations in manufacturing yields;

•	availability and cost of products from our suppliers;

•	intellectual property disputes; and

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products.
The foregoing factors are difficult to forecast, and these as well as other factors could materially adversely affect our quarterly or annual operating results.
     We are subject to intense competition.
     The communications semiconductor industry in general and the markets in which we compete in particular are intensely competitive. We compete worldwide with a number of United States and international semiconductor providers that are both larger and smaller than us in terms of resources and market share. We currently face significant competition in our markets and expect that intense price and product competition will continue. This competition has resulted in and is expected to continue to result in declining average selling prices for our products. We also anticipate that additional competitors will enter our markets as a result of expected growth opportunities in communications electronics, the trend toward global expansion by foreign and domestic competitors, technological and public policy changes and relatively low barriers to entry in certain markets of the industry. Moreover, as with many companies in the semiconductor industry, customers for certain of our products offer other products that compete with similar products offered by us. Many of our competitors have certain advantages over us, such as significantly greater sales and marketing, manufacturing, distribution, technical, financial and other resources.
     We believe that the principal competitive factors for semiconductor suppliers in our addressed markets are:
•	time-to-market;

•	product quality, reliability and performance;

•	level of integration;

•	price and total system cost;

•	compliance with industry standards;

•	design and engineering capabilities;

•	strategic relationships with customers;

•	customer support;

•	new product innovation; and

•	access to manufacturing capacity.

We cannot assure you that we will be able to successfully address these factors.
     Current and potential competitors also have established or may establish financial or strategic relationships among themselves or with our existing or potential customers, resellers or other third parties. These relationships may affect customers’ purchasing decisions. Accordingly, it is possible that new competitors or alliances could emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current and potential competitors
The loss of a key customer could seriously impact our revenue levels and harm our business. In addition, if we are unable to continue to sell existing and new products to our key customers in significant quantities or to attract new significant customers, our future operating results could be adversely affected.
     We have derived a substantial portion of our past revenue from sales to a relatively small number of customers. As a result, the loss of any significant customer could materially and adversely affect our financial condition and results of operations.
     Sales to our twenty largest customers represented approximately 67% and 64% of our net revenues in the first six months of fiscal 2006 and for fiscal 2005, respectively. We expect that our largest customers will continue to account for a substantial portion of our net revenue in future periods. The identities of our largest customers and their respective contributions to our net revenue have varied and will likely continue to vary from period to period. We may not be able to maintain or increase sales to certain of our key customers for a variety of reasons, including the following:
•	most of our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty;

•	our agreements with our customers typically do not require them to purchase a minimum quantity of our products;

•	many of our customers have pre-existing or concurrent relationships with our current or potential competitors that may affect the customers’ decisions to purchase our products;

•	our customers face intense competition from other manufacturers that do not use our products; and

•	some of our customers offer or may offer products that compete with our products.
     In addition, our longstanding relationships with some larger customers may also deter other potential customers who compete with these customers from buying our products. To attract new customers or retain existing customers, we may offer certain customers favorable prices on our products. The loss of a key customer, a reduction in sales to any key customer or our inability to attract new significant customers could seriously impact our revenue and materially and adversely affect our results of operations.
Our success depends on our ability to timely develop competitive new products and reduce costs.
     Our operating results will depend largely on our ability to continue to introduce new and enhanced semiconductor products on a timely basis. Successful product development and introduction depends on numerous factors, including, among others:
•	our ability to anticipate customer and market requirements and changes in technology and industry standards;

•	our ability to accurately define new products;

•	our ability to timely complete development of new products and bring our products to market on a timely basis;

•	our ability to differentiate our products from offerings of our competitors;

•	overall market acceptance of our products;

•	our ability to invest in significant amounts of research and development; and

•	our ability to transition product development efforts between and among our sites, particularly into India and China.
     As a result of the Paxonet Communications acquisition in December 2004 and organic growth, we have increased our headcount in India from approximately 180 employees to approximately 920 employees at several design centers since the end of fiscal 2004. We plan to continue this growth trend in India and other international locations in the Asia-Pacific region. Expansion and transition of product development efforts to other locations entails risks associated with our ability to manage the development of products at remote geographic locations, to achieve key program milestones, and to attract and retain qualified management, technical and other personnel necessary for the design and development of our products. If we experience product design or development delays as a result of the transition, or an inability to adequately staff the programs, there could be a material adverse effect on our results of operations.
     We cannot assure you that we will have sufficient resources to make the substantial investment in research and development in order to develop and bring to market new and enhanced products. Furthermore, we are required to continually evaluate expenditures for planned product development and to choose among alternative technologies based on our expectations of future market growth. We cannot assure you that we will be able to develop and introduce new or enhanced products in a timely and cost-effective manner, that our products will satisfy customer requirements or achieve market acceptance, or that we will be able to anticipate new industry standards and technological changes. We also cannot assure you that we will be able to respond successfully to new product announcements and introductions by competitors.
     In addition, prices of established products may decline, sometimes significantly and rapidly, over time. We believe that in order to remain competitive we must continue to reduce the cost of producing and delivering existing products at the same time that we develop and introduce new or enhanced products. We cannot assure you that we will be successful and as a result gross margins may decline in future periods.
Our success depends, in part, on our ability to effect suitable investments, alliances and acquisitions.
     Although we invest significant resources in research and development activities, the complexity and speed of technological changes make it impractical for us to pursue development of all technological solutions on our own. On an ongoing basis, we review investment, alliance and acquisition prospects that would complement our existing product offerings, augment our market coverage or enhance our technological capabilities. However, we cannot assure you that we will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future.
     Moreover, if we consummate such transactions, they could result in:
•	issuances of equity securities dilutive to our existing shareholders;

•	large initial one-time write-offs of in-process research and development;

•	the incurrence of substantial debt and assumption of unknown liabilities;

•	the potential loss of key employees from the acquired company;

•	amortization expenses related to intangible assets; and

•	the diversion of management’s attention from other business concerns.

     Additionally, in periods subsequent to an acquisition, at least on an annual basis or when indicators of impairment exist, we must evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings. At March 31, 2006, we had $714.8 million of goodwill, of which approximately $616.8 million was generated in our merger with GlobespanVirata in February 2004. When market capitalization is below book value, it is an indicator that goodwill may be impaired. Although our market capitalization was above our book value at March 31, 2006, it has been below book value in the recent past. We performed our annual evaluation of goodwill in the fourth quarter of fiscal 2005 and determined that no impairment was required. However, if our market capitalization drops below our book value for a prolonged period of time or our current assumptions regarding our future operating performance change, we may be required to write down the value of our goodwill by taking a non-cash charge against earnings.
     Integrating acquired organizations and their products and services may be expensive, time-consuming and a strain on our resources and our relationships with employees and customers, and ultimately may not be successful. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our product lines and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with acquisitions and the integration of multiple operations could have an adverse effect on our business, results of operations or financial condition.
     We are subject to the risks of doing business internationally.
     For the first six months of fiscal 2006 and for fiscal 2005, approximately 93% and 90%, respectively, of our net revenues were from customers located outside of the United States, primarily in the Asia-Pacific region and Europe. In addition, a significant portion of our workforce, including approximately 920 employees in India, and many of our key suppliers are located outside the United States. Our international operations consist of research and development, sales offices, and other general and administrative functions. We plan to continue our international expansion, particularly in the Asia-Pacific region. Our international operations are subject to a number of risks inherent in operating abroad. These include, but are not limited to, risks regarding:
•	currency exchange rate fluctuations;

•	local economic and political conditions;

•	disruptions of commerce and capital or trading markets due to or related to terrorist activity or armed conflict;

•	restrictive governmental actions, such as restrictions on the transfer or repatriation of funds and trade protection measures, including export duties and quotas and customs duties and tariffs;

•	changes in legal or regulatory requirements;

•	difficulty in obtaining distribution and support;

•	the laws and policies of the United States and other countries affecting trade, foreign investment and loans, and import or export licensing requirements;

•	tax laws, including the cost of services provided and products sold between the Company and its subsidiaries which are subject to review by taxing authorities; and

•	limitations on our ability under local laws to protect our intellectual property.
     Because most of our international sales are currently denominated in U.S. dollars, our products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies. We cannot assure you that the factors described above will not have a material adverse effect on our ability to increase or maintain our foreign sales.

     From time to time, we may enter into foreign currency forward exchange contracts to minimize risk of loss from currency exchange rate fluctuations for foreign currency commitments entered into in the ordinary course of business. We have not entered into foreign currency forward exchange contracts for other purposes. Our financial condition and results of operations could be affected (adversely or favorably) by currency fluctuations.
     We also conduct a significant portion of our international sales through distributors. Sales to distributors and other resellers accounted for approximately 35% and 28% of our net revenues for the first six months of fiscal 2006 and for fiscal 2005, respectively. Our arrangements with these distributors are terminable at any time, and the loss of these arrangements could have an adverse effect on our operating results. For those international distributors that we account for under a deferred revenue recognition model, we rely on the distributor to provide us timely and accurate product sell through information. No assurances can be given that these international distributors will continue to provide us this information. If we are unable to obtain this information on a timely basis, or if we determine that the information we do receive is unreliable, it may affect the accuracy of amounts recorded in our consolidated financial statements, and therefore have an adverse effect on our operating results.
     We may not be able to keep abreast of the rapid technological changes in our markets.
     The demand for our products can change quickly and in ways we may not anticipate because our markets generally exhibit the following characteristics:
•	rapid technological developments;

•	rapid changes in customer requirements;

•	frequent new product introductions and enhancements;

•	short product life cycles with declining prices over the life cycle of the products; and

•	evolving industry standards.
     Our products could become obsolete sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to our products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of our products.
We may not be able to attract and retain qualified management, technical and other personnel necessary for the design, development and sale of our products. Our success could be negatively affected if key personnel leave.
     Our future success depends on our ability to attract and to retain the continued service and availability of skilled personnel, including our Chairman of the Board and Chief Executive Officer, members of our executive team, and those in design, technical, marketing and staff positions. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for such personnel can be intense in the semiconductor industry. While we have entered into employment agreements with some of our key personnel, we cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for the design, development and sale of our products. In addition, the Company has relied on its ability to grant stock options as one mechanism for recruiting and retaining highly skilled talent. Recent accounting regulations requiring the expensing of stock options may impair the Company’s future ability to provide these incentives without incurring significant compensation costs. There can be no assurance that the Company will continue to successfully attract, motivate, and retain key personnel.

If OEMs of communications electronics products do not design our products into their equipment, we will be unable to sell those products. Moreover, a design win from a customer does not guarantee future sales to that customer.
     Our products are not sold directly to the end-user but are components of other products. As a result, we rely on OEMs of communications electronics products to select our products from among alternative offerings to be designed into their equipment. We may be unable to achieve these “design wins”. Without design wins from OEMs, we would be unable to sell our products. Once an OEM designs another supplier’s semiconductors into one of its product platforms, it will be more difficult for us to achieve future design wins with that OEM’s product platform because changing suppliers involves significant cost, time, effort and risk. Achieving a design win with a customer does not ensure that we will receive significant revenues from that customer and we may be unable to convert design wins into actual sales. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to stop using our products if, for example, it or its own products are not commercially successful.
Because of the lengthy sales cycles of many of our products, we may incur significant expenses before we generate any revenues related to those products.
     Our customers may need six months or longer to test and evaluate our products and an additional six months or more to begin volume production of equipment that incorporates our products. The lengthy period of time required also increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development, and selling, general and administrative expenses before we generate the related revenues for these products, and we may never generate the anticipated revenues if our customer cancels or changes its product plans.
Uncertainties involving the ordering and shipment of our products could adversely affect our business.
     Our sales are typically made pursuant to individual purchase orders and we generally do not have long-term supply arrangements with our customers. Generally, our customers may cancel orders until 30 days prior to shipment. In addition, we sell a portion of our products through distributors and other resellers, some of whom have a right to return unsold products to us. Sales to distributors and other resellers accounted for approximately 35% and 28% of our net revenues for the first six months of fiscal 2006 and for fiscal 2005, respectively. Our distributors may offer products of several different suppliers, including products that may be competitive with ours. Accordingly, there is a risk that the distributors may give priority to other supplier products and may not sell our products as quickly as forecasted, which may impact their future order levels. We routinely purchase inventory based on estimates of end-market demand for our customers’ products, which is difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors and other resellers or contract manufacturers, or both, as our forecasts of demand are then based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize could result in our holding excess or obsolete inventory, which could result in write-downs of inventory. For example, the reduced demand outlook for fiscal year 2005 and the further decline of average selling prices for certain of our products resulted in net inventory charges aggregating $44.1 million.
     We are dependent upon third parties for the manufacture, assembly and test of our products.
     We are entirely dependent upon outside wafer fabrication facilities (known as foundries or fabs). Under our fabless business model, our revenue growth is dependent on our ability to obtain sufficient external manufacturing capacity, including wafer production capacity. If the semiconductor industry experiences a shortage of wafer fabrication capacity in the future, we may experience delays in shipments or increased manufacturing costs. We do not have any long-term supply arrangements.
     There are significant risks associated with our reliance on third-party foundries, including:
•	the lack of assured wafer supply, potential wafer shortages and higher wafer prices;

•	limited control over delivery schedules, manufacturing yields, production costs and product quality; and

•	the unavailability of, or delays in obtaining, access to key process technologies.
     The foundries we use may allocate their limited capacity to fulfill the production requirements of other customers that are larger and better financed than us. If we choose to use a new foundry, it typically takes several months to redesign our products for the process technology and intellectual property cores of the new foundry and to complete the qualification process before we can begin shipping products from the new foundry.
     We are also dependent upon third parties for the assembly and test of our products. Our reliance on others to assemble and test our products subjects us to many of the same risks as are described herein with respect to our reliance on outside wafer fabrication facilities. Wafer fabrication facilities and assembly and test companies are currently experiencing increased demand for their capacity.
     Wafer fabrication processes are subject to obsolescence, and foundries may discontinue a wafer fabrication process used for certain of our products. In such event, we generally offer our customers a “last time buy” program to satisfy their anticipated requirements for our products. The unanticipated discontinuation of wafer fabrication processes on which we rely may adversely affect our revenues and our customer relationships.
     The foundries and other suppliers on whom we rely may experience financial difficulties or suffer disruptions in their operations due to causes beyond our control, including labor strikes, work stoppages, electrical power outages, fire, earthquake, flooding or other natural disasters. Certain of our suppliers’ manufacturing facilities are located near major earthquake fault lines in California and the Asia-Pacific region. In the event of a disruption of the operations of one or more of our suppliers, we may not have a second manufacturing source immediately available. Such an event could cause significant delays in shipments until we could shift the products from an affected facility or supplier to another facility or supplier. The manufacturing processes we rely on are specialized and are available from a limited number of suppliers. Alternate sources of manufacturing capacity, particularly wafer production capacity, may not be available to us on a timely basis. Even if alternate wafer production capacity is available, we may not be able to obtain it on favorable terms, or at all. Difficulties or delays in securing an adequate supply of our products on favorable terms, or at all, could impair our ability to meet our customers’ requirements and have a material adverse effect on our operating results.
     In addition, the highly complex and technologically demanding nature of semiconductor manufacturing has caused foundries from time to time to experience lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Lower than anticipated manufacturing yields may affect our ability to fulfill our customers’ demands for our products on a timely basis. Moreover, lower than anticipated manufacturing yields may adversely affect our cost of goods sold and our results of operations.
We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased expenses.
     To remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries. This transition requires us to modify the manufacturing processes for our products and to redesign some products as well as standard cells and other integrated circuit designs that we may use in multiple products. We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies to reduce our costs. Currently most of our products are manufactured in .35 micron, .25 micron, .18 micron, .15 micron, and .13 micron geometry processes. In addition, we expect to migrate some of our products to 90 nanometer process technology. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. We are dependent on our relationships with our foundries to transition to smaller geometry processes successfully. We cannot assure you that our foundries will be able to effectively manage the transition or that we will be able to maintain our existing foundry relationships or develop new ones. If our foundries or we experience significant delays in this transition or fail to implement this transition efficiently, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could adversely affect our relationships with our customers and our results of operations. As smaller geometry processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, or at all. Moreover, even if we are able to achieve higher levels of design integration, such integration may have a short-term adverse impact on our operating results, as we may reduce our revenue by integrating the functionality of multiple chips into a single chip.
If we are not successful in protecting our intellectual property rights, it may harm our ability to compete.
     We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies and processes. At times we incorporate the intellectual property of our customers into our designs, and we have obligations with respect to the non-use and non-disclosure of their intellectual property. In the past, we have engaged in litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We may engage in future litigation on similar grounds, which may require us to expend significant resources and to divert the efforts and attention of our management from our business operations. We cannot assure you that:
•	the steps we take to prevent misappropriation or infringement of our intellectual property or the intellectual property of our customers will be successful;

•	any existing or future patents will not be challenged, invalidated or circumvented; or

•	any of the measures described above would provide meaningful protection.
     Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. If any of our patents fails to protect our technology it would make it easier for our competitors to offer similar products. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain countries.
     Uncertainties involving litigation could adversely affect our business.
     We and certain of our current and former officers and directors have been sued in several purported securities class action lawsuits, which have now been consolidated into a single action. We and certain of our directors and officers have also been sued in purported shareholder derivative actions. Although we believe that these lawsuits are without merit, an adverse determination could have a negative impact on the price of our stock. Moreover, regardless of the ultimate result, the lawsuits may divert management’s attention and resources from other matters, which could also adversely affect our business and results of operations.
We may be liable for penalties under environmental laws, rules and regulations, which could adversely impact our business.
     Our former manufacturing operations used a variety of chemicals and were subject to a wide range of environmental protection regulations in the United States and Mexico. We have been designated as a potentially responsible party and are engaged in groundwater remediation at one Superfund site located at a former silicon wafer manufacturing facility and steel fabrication plant in Parker Ford, Pennsylvania formerly occupied by us. In addition, we are engaged in remediations of groundwater contamination at our former Newport Beach, California wafer fabrication facility. We currently estimate the remaining costs for these remediations to be approximately $2.4 million and have accrued for these costs as of March 31, 2006.
     In the United States, environmental regulations often require parties to fund remedial action regardless of fault. Consequently, it is often difficult to estimate the future impact of environmental matters, including potential liabilities. While we have not experienced any material adverse effects on our operations as a result of such regulations, we cannot assure you that the costs that might be required to complete remedial actions, if any, will not have a material adverse effect on our business, financial condition and results of operations.

We may be limited in the future in the amount of net operating losses that we can use to offset taxable income.
     As of March 31, 2006, we had approximately $1.2 billion of U.S. federal income tax net operating loss (NOL) carry forwards that can be used to offset taxable income in subsequent years. Approximately $440 million of the NOL carry forwards were acquired in the merger with GlobespanVirata and other acquisitions. The NOL carry forwards are scheduled to expire at various dates through 2026. Section 382 of the Internal Revenue Code could limit the future use of some or all of the NOL carry forwards if the ownership of our common stock changes by more than 50 percentage points in certain circumstances over a three-year testing period. Based on information known to us, we have not undergone such a change of ownership and the merger did not constitute a change of ownership, although the shares of our common stock issued in the merger will be taken into account in any change of ownership computations. Direct or indirect transfers of our common stock, when taken together with the shift in ownership resulting from the merger, could result in a change of ownership that would trigger the Section 382 limitation. If such an ownership change occurs, Section 382 would limit our use of NOL carry forwards in each subsequent taxable year to an amount equal to a federal long-term tax-exempt rate published by the Internal Revenue Service at the time of the ownership change, multiplied by our fair market value at such time; any unused annual limitation amounts may also be carried forward. The merger resulted in a change of ownership of GlobespanVirata and the future use of GlobespanVirata’s NOL carry forwards is subject to the Section 382 limitation (or further limitation in the case of NOL carry forwards already subject to limitation as a result of previous transactions) based on the fair market value of GlobespanVirata at the time of the merger.
Risks Related to the Notes and Our Common Stock
The notes are unsecured and subordinated to our existing and future senior indebtedness and to our existing and future secured debt to the extent of the value of the security.
     The notes are unsecured and are subordinated in right of payment to our existing and future senior indebtedness. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture relating to the notes and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash and any secured debt has been paid in cash to the extent of the value of the security, or other payment satisfactory to the holders of such indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As a result, the holders of our senior indebtedness or secured debt may recover more, ratably, than the holders of the notes or our other subordinated indebtedness. The indenture does not limit our ability to incur additional senior indebtedness, secured debt or any other indebtedness. Any significant additional senior indebtedness or secured debt incurred may also materially adversely impact our ability to service our debt, including the notes. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the notes. As of March 31, 2006, Conexant Systems, Inc. had approximately $4.6 million of senior indebtedness outstanding and no secured debt outstanding. We anticipate that from time to time we may incur additional indebtedness, including senior indebtedness.
The notes are effectively subordinated to the liabilities of our subsidiaries, which may reduce our ability to use the assets of our subsidiaries to make payments on the notes.
     The notes will not be guaranteed by our subsidiaries, and therefore the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including at March 31, 2006 (i) $130 million aggregate principal amount of 5 1/4% convertible subordinated notes of our Conexant, Inc. subsidiary (formerly named GlobespanVirata, Inc.) that was repaid on May 15, 2006 and (ii) approximately $80.0 million of short-term indebtedness of our subsidiary Conexant USA, LLC in connection with our accounts receivable financing facility. The indenture for the notes does not prohibit or limit any of our subsidiaries from incurring any indebtedness or other liabilities. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us.

The notes do not contain any financial covenants; therefore, you will not have protection against adverse changes in our business.
     The indenture does not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments, or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the indenture contains only limited protections in the event of a fundamental change. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a fundamental change permitting holders to require us to repurchase their notes under the indenture.
We may not have the ability to repurchase the notes for cash pursuant to their terms or to pay the amounts due upon conversion of the notes when required.
     In certain circumstances, you may require us to repurchase all or a portion of your notes in cash. In addition, if we elect to satisfy all or any portion of our conversion obligation in cash, including as a result of an irrevocable election, in each case as described under “Description of the Notes — Conversion Rights — Settlement upon Conversion”, then upon conversion of the notes, we will be obligated to satisfy all or a portion our conversion obligation in cash. If you were to require us to repurchase your notes, including following certain fundamental changes, or at your option on March 1, 2011, March 1, 2016 or March 1, 2021, or you were to convert your notes, we cannot assure you that we will be able to pay the amount required in cash. Our ability to repurchase the notes will be subject to our liquidity position at the time, and may be limited by law, by the indenture, and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. If we did not have sufficient cash to meet our obligations, we could seek to obtain third-party financing to pay for any amounts due in cash upon such events, but we cannot be sure that such third-party financing will be available on commercially reasonable terms, if at all. Our failure to repurchase the notes or make the required payments upon conversion would constitute an event of default under the indenture relating to the notes, which might constitute an event of default under the terms of our other indebtedness at that time.
     You may convert the notes only if certain conditions are met.
     The notes will be convertible by you into shares of our common stock, cash or a combination of common stock and cash, only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.
Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.
     Your ability to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of certain other events, such as a fundamental change. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, you may convert the notes only during the subsequent calendar quarter. If the closing price threshold is not satisfied and the other specified events that would permit you to convert your notes do not occur, you will not be able to convert your notes until 10 trading days prior to, but excluding, the maturity date of the notes and receive the shares of our common stock, cash or a combination of common stock and cash issuable upon conversion.
     Because the notes will be convertible into shares of our common stock, or cash based on the value of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the value that you receive upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such fundamental changes.
     If you convert notes in connection with certain fundamental changes that occur prior to March 1, 2011, we may be required to pay a make whole premium by increasing the conversion rate. The make whole payment is described under “Description of the Notes — Determination of the Make Whole Premium”. While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of such fundamental changes, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if certain fundamental changes occur after March 1, 2011, or in some other cases described below under “Description of the Notes — Determination of the Make Whole Premium”, there will be no such make whole premium.
Because your right to require us to repurchase the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.
     The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “fundamental change” does not apply to transactions in which at least 95% of the consideration paid for our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the Notes — Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change”.
     The conversion rate of the notes may not be adjusted for all dilutive events.
     The conversion rate of the notes is subject to adjustment for certain events, including, among others, the issuance of stock dividends on our common stock, the issuance of rights or warrants to acquire shares of our common stock or securities convertible into shares of our common stock, subdivisions and combinations of our common stock, dividends of our capital stock, certain cash dividends and certain tender or exchange offers. The conversion rate will not be adjusted for other events, such as an issuance of shares of common stock for cash, that may adversely affect the trading price of the notes or our common stock. We cannot assure you that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.
If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.
     If you hold notes, you are not entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
An active trading market for the notes may not develop, and you may not be able to sell your notes at attractive prices or at all.
     An active trading market for the notes might not develop. The notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of shares of our common stock, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

     We have no plans to list the notes on a securities exchange. We cannot assure you that any firm or person will make a market in the notes.
     The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.
The trading price of the notes may be significantly affected by the trading price of our common stock.
     Because the notes will be convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the value of the cash or shares, if any, that you would receive upon conversion of the notes. This may result in greater volatility in the trading price of the notes than would be expected for any non-convertible debt securities we may issue. Holders who receive our common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.
     An adverse rating of the notes may cause their trading prices to fall.
     If a rating agency rates the notes, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower ratings on the notes in the future. If a rating agency assigns a lower-than-expected rating or reduces, or indicates that it may reduce, its rating in the future, the trading price of the notes could significantly decline.
We may issue additional shares of our common stock and thereby materially and adversely affect the price of our notes.
     We will not be restricted from issuing additional shares of our common stock during the life of the notes. If we issue additional shares of common stock, including upon conversion of the notes, the price of our common stock, and in turn, the price of the notes, may decline.
The value of our common stock may be adversely affected by market volatility.
     The trading price of our common stock fluctuates significantly and may be influenced by many factors, including:
•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry and markets in which we operate;

•	our inclusion in, or removal from, any equity market indices;

•	the level of research coverage of our common stock;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial, domestic, international, economic and other market conditions; and

•	judgments favorable or adverse to us.
     In addition, public stock markets have experienced, and are currently experiencing, price and trading volume volatility, particularly in the technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.
Provisions in our organizational documents and rights agreement and Delaware law may make it difficult for someone to acquire control of us.
     We have established certain anti-takeover measures that may affect our common stock and convertible notes. Our restated certificate of incorporation, our by-laws, our rights agreement with Mellon Investor Services LLC, as rights agent, dated as of November 30, 1998, as amended, and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of us in a transaction not approved by our board of directors. Our restated certificate of incorporation and by-laws include provisions such as:
•	the division of our board of directors into three classes to be elected on a staggered basis, one class each year;

•	the ability of our board of directors to issue shares of our preferred stock in one or more series without further authorization of our shareholders;

•	a prohibition on shareholder action by written consent;

•	a requirement that shareholders provide advance notice of any shareholder nominations of directors or any proposal of new business to be considered at any meeting of shareholders;

•	a requirement that a supermajority vote be obtained to remove a director for cause or to amend or repeal certain provisions of our restated certificate of incorporation or by-laws;

•	elimination of the right of shareholders to call a special meeting of shareholders; and

•	a fair price provision.
     Our rights agreement gives our shareholders certain rights that would substantially increase the cost of acquiring us in a transaction not approved by our board of directors.
     In addition to the rights agreement and the provisions in our restated certificate of incorporation and by-laws, Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested shareholder during the three-year period following the time that such shareholder becomes an interested shareholder, unless a majority of the directors then in office approves either the business combination or the transaction that results in the shareholder becoming an interested shareholder or specified shareholder approval requirements are met.
On conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion rights.
     If we elect to deliver some or all cash in lieu of shares upon your conversion of notes, the conversion value that you will receive will in part be determined by the volume weighted average price of our common stock for a 20 trading day period prior to conversion. Accordingly, if in such event the price of our common stock decreases after you tender your notes for conversion, the conversion value you will receive may be adversely affected. See “Description of the Notes — Conversion Rights”.

The repurchase rights and the make whole premium in the notes triggered by a fundamental change could discourage a potential acquiror.
     The repurchase rights in the notes triggered by a fundamental change, as described under the heading “Description of the Notes — Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change”, and the make whole premium in the notes triggered by certain fundamental changes, as described under the heading “Description of the Notes — Determination of the Make Whole Premium”, could discourage a potential acquiror. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes or to provide a make whole premium upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
FORWARD-LOOKING STATEMENTS
     This prospectus and the documents that we incorporate by reference contain statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “are likely to be”, “will” and similar expressions. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to:
•	the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company;

•	the risk that capital needed for our business and to repay our convertible notes will not be available when needed;

•	the risk that the value of our common stock may be adversely affected by market volatility;

•	general economic and political conditions and conditions in the markets we address;

•	the substantial losses we have incurred;

•	the cyclical nature of the semiconductor industry and the markets addressed by our products and our customers’ products;

•	continuing volatility in the technology sector and the semiconductor industry;

•	demand for and market acceptance of new and existing products;

•	successful development of new products;

•	the timing of new product introductions and product quality;

•	our ability to anticipate trends and develop products for which there will be market demand;

•	the availability of manufacturing capacity;

•	pricing pressures and other competitive factors;

•	changes in product mix;

•	product obsolescence;

•	the ability of our customers to manage inventory;

•	the ability to develop and implement new technologies and to obtain protection for the related intellectual property; and

•	possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our other filings with the SEC. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale by any selling securityholder of the notes or common stock issuable upon conversion of the notes. All proceeds will be for the accounts of the selling securityholders, as described below under “Selling Securityholders” and “Plan of Distribution”.

PRICE RANGE OF COMMON STOCK
     Our common stock trades on the Nasdaq National Market under the symbol “CNXT”. The following table lists the high and low per share sale prices of our common stock as reported on the Nasdaq National Market for the periods indicated.

	High	Low
Fiscal year ended September 30, 2004:
First quarter	$6.42	$4.64
Second quarter	$7.85	$5.16
Third quarter	$6.70	$3.72
Fourth quarter	$2.65	$1.37
Fiscal year ended September 30, 2005:
First quarter	$2.23	$1.50
Second quarter	$2.05	$1.36
Third quarter	$1.75	$0.95
Fourth quarter	$2.17	$1.57
Fiscal year ending September 30, 2006:
First quarter	$2.72	$1.70
Second quarter	$3.60	$2.28
Third quarter (through June 2, 2006)	$3.90	$2.76
On June 2, 2006 the closing price of our common stock as reported on the Nasdaq National Market was $2.86 per share. As of April 30, 2006, there were approximately 41,517 holders of record of our common stock.
DIVIDEND POLICY
     We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating this ratio, earnings consist of income (loss) from continuing operations before (i) income taxes, (ii) income (loss) from equity investees and (iii) fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rent expense which we believe is representative of the interest component of rental expense.

						Six Months
						Ended
	Fiscal Year Ended September 30,					March 31,
	2001	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges (1)	—	—	1.9x	—	—	—

(1)	Earnings were insufficient to cover fixed charges by $716.3 million, $141.7 million, $315.3 million and $163.0 million for the fiscal years ended September 30, 2001, 2002, 2004 and 2005, respectively. Earnings were insufficient to cover fixed charges by $30.3 million for the six months ended March 31, 2006.

DESCRIPTION OF THE NOTES
     We issued the notes under an indenture dated as of March 7, 2006, between us as issuer, and J.P. Morgan Trust Company, National Association, as trustee. The notes and the shares of our common stock, if any, issuable upon conversion of the notes are subject to a registration rights agreement. The following summary of the material terms of the notes, the indenture and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes, the indenture and the registration rights agreement. The indenture and the registration rights agreement are filed as exhibits to the registration statement of which this prospectus is a part. Those documents, and not this description, define your legal rights as a holder of the notes.
     As used in this “Description of the Notes” section, references to “Conexant”, “we”, “our” or “us” refer solely to Conexant Systems, Inc. and not to our subsidiaries, unless the context requires otherwise.
General
     The notes:
•	are limited to $250 million aggregate principal amount;

•	will mature on March 1, 2026, unless earlier converted by holders, redeemed at our option or purchased by us at the option of the holders;

•	bear cash interest at an annual rate of 4% on the principal amount, payable semi-annually, in arrears, on each March 1 and September 1, beginning on September 1, 2006;

•	will bear additional interest if we fail to comply with certain obligations set forth below under “— Registration Rights of the Noteholders”;

•	are issued only in denominations of $1,000 principal amount and integral multiples thereof;

•	are our unsecured subordinated obligations and are subordinated in right of payment to all of our existing and future senior indebtedness; structurally subordinated to the indebtedness of our subsidiaries; effectively subordinated to our secured debt to the extent of the value of the security; and equal in right of payment with our 4% convertible subordinated notes due 2007;

•	are convertible, subject to the conditions described under “— Conversion Rights”, into shares of our common stock at an initial conversion rate of 203.2520 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $4.92 per share), subject to such adjustments as are described under “— Conversion Rights — Conversion Procedures — Conversion Rate Adjustments”; upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock;

•	are redeemable by us on and after March 1, 2011, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of notes to be redeemed, plus any accrued and unpaid interest, including additional interest, if any, to but not including the redemption date;

•	are subject to repurchase by us for cash at the option of the holders upon the occurrence of a “fundamental change” (as defined below under “— Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change”), at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, including additional interest, if any, to but not including the repurchase date as described below under “— Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change”; and

•	are subject to repurchase by us for cash at the option of the holders on March 1, 2011, March 1, 2016 and March 1, 2021, in each case at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, including additional interest, if any, to but not including the repurchase date as described below under “— Repurchase of Notes by Us at the Option of the Holders”;
     The indenture governing the notes does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional senior or other indebtedness or issuing or repurchasing securities. The indenture does not contain covenants or other provisions that afford protection to holders of notes in the event of highly leveraged transactions or a fundamental change of Conexant Systems, Inc., except to the extent described under “— Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change” and “— Merger and Sale of Assets”.
     We maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal and premium, if any, on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the noteholders’ register. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.
     Neither we nor the note registrar nor the trustee is required to exchange or register a transfer of:
•	any notes for a period of 15 days before any mailing of a redemption notice; or

•	any notes that have been called for redemption or for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except, in the case of a partial redemption or repurchase, that portion of the notes not being redeemed or repurchased.
Ranking and Subordination
     The indebtedness evidenced by the notes is unsecured and subordinated to the extent provided in the indenture to the prior payment in full of all our senior indebtedness. The notes are effectively subordinated to our secured debt to the extent of the value of the security and also are structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries, including at March 31, 2006 (i) $130 million aggregate principal amount of 5 1/4% convertible subordinated notes of our subsidiary Conexant, Inc. (formerly named GlobespanVirata, Inc.) that was repaid in May 2006 and (ii) approximately $80.0 million of short-term indebtedness of our subsidiary Conexant USA, LLC in connection with our accounts receivable financing facility. Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the notes will be subordinated to the extent provided in the indenture in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding will be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all obligations in respect of such senior indebtedness before the holders of the notes are entitled to receive any payment or distribution in respect thereof. The indenture requires that we promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default. The notes rank equal in right of payment with our 4% convertible subordinated notes due 2007.
     We also may not make any payment upon or in respect of the notes (including upon redemption) if (i) a payment default occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to designated senior indebtedness (as defined below) that permits holders of such designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (a “payment blockage notice”) from us or another person permitted to give such notice under the indenture (a “non-payment default”). Payments on the notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received. No new period of payment blockage may be commenced pursuant to clause (ii) above unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and (ii) all scheduled payments of principal, premium, if any, and interest on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or shall be made, the basis for a subsequent payment blockage notice.
     In the event that, notwithstanding the foregoing, the trustee, any paying agent on behalf of us or any holder of the notes receives any payment or distribution of our assets of any kind in contravention of any of the subordination provisions of the indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of senior indebtedness.
     By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default under the indenture.
     The term “senior indebtedness” means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness (as defined below), whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is pari passu or junior to the notes. Notwithstanding the foregoing, the term senior indebtedness shall not include our 4% convertible subordinated notes due 2007 or indebtedness of ours to any subsidiary of ours, a majority of the voting stock of which is owned, directly or indirectly, by us.
     The term “indebtedness” means, with respect to any person (as defined in the indenture), and without duplication:
     (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such person for borrowed money (including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof), other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;
     (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such person with respect to letters of credit, bank guarantees or bankers’ acceptances;
     (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase such leased property;
     (d) all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

     (e) all direct or indirect guaranties or similar agreements by such person in respect of, and obligations or liabilities (contingent or otherwise) of such person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (a) through (d);
     (f) any indebtedness or other obligations described in clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and
     (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).
     The term “designated senior indebtedness” means our obligations under any particular senior indebtedness with respect to which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such senior indebtedness shall be “designated senior indebtedness” for purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).
     As of March 31, 2006, we had approximately $4.6 million of indebtedness outstanding that would have constituted senior indebtedness and no secured debt outstanding. The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that any subsidiary of ours can create, incur, assume or guarantee.
     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.
Interest
     The notes bear cash interest at a rate of 4% per annum. We will pay interest semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2006, to the holders of record at the close of business on the preceding February 15 and August 15, respectively. However, in general, we will not pay accrued interest on any notes that are converted. If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. A holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount equal to the interest payable on such interest payment date on the portion of the note being converted, provided that no such payment need be made:
•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to the note.
Except as provided below, we will pay interest on:
•	any certificated notes by check mailed to the holders of those notes; and

•	the global note to DTC or its nominee in immediately available funds.

     Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from March 7, 2006. Interest is computed on the basis of a 360-day year composed of twelve 30-day months.
     Interest will cease to accrue on a note upon its maturity, conversion, repurchase by us at the option of a holder or redemption.
     At maturity, interest on the notes will be payable at the office of the trustee as set forth herein. We will make payments of interest at maturity on the global note to DTC or its nominee in immediately available funds.
Conversion Rights
     Holders may convert their notes prior to maturity based on an initial conversion rate of 203.2520 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $4.92 per share, only if the conditions for conversion described below are satisfied. Holders who convert will receive, at our option described below, cash, shares of our common stock or a combination of cash and common stock upon conversion. The conversion rate will be subject to adjustment as described below. If we call notes for redemption, holders may convert their notes only from the date of notice of redemption until the close of business on the business day immediately preceding the redemption date. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.
     We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing price of our common stock on the trading day that is three business days prior to the conversion date.
     Our ability to pay cash upon conversion of the notes may be subject to limitations that we may have in credit agreements or indebtedness that we may incur in the future. If you elect to convert your notes after we have made an irrevocable election as described under “— Settlement Upon Conversion — Conversion after irrevocable election to pay principal in cash”, and at a time when we are prohibited from paying cash in connection with such conversion, we could seek the consent of our lenders to allow such payment or we could attempt to refinance their debt. If we do not obtain consent or refinance their debt, we would not be permitted to convert the notes. Our failure to deliver cash and common stock, if any, upon conversion of the notes under such circumstances would constitute an event of default under the indenture. If upon conversion of the notes by any holder, we are not permitted to pay cash due to the limitations imposed by our indebtedness, we will so inform such converting holder, and such holder will have the option to revoke its notice of conversion.
     Conditions for Conversion
     Upon determining that the holders are or will be entitled to convert their notes in accordance with the following provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.
     Conversion Upon Satisfaction of Market Price Condition
     Holders may surrender notes for conversion in any calendar quarter commencing at any time after March 31, 2006, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the conversion price, as defined below, per share of common stock on the last day of such preceding calendar quarter, which we refer to as the conversion trigger price.
     The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate.

     The conversion trigger price initially is $5.90, which is 120% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.
     The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after March 31, 2006 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee, to the extent the trustee is not also serving as the conversion agent.
     Conversion Based on Trading Price of Notes
     Holders may also surrender notes for conversion prior to maturity during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of notes, referred to as the trading price condition.
     Solely for purposes of determining the applicability of the trading price condition, if any, the “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select, which may include the initial purchaser; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of the notes.
     In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of the notes.
     Conversion Upon Notice of Redemption
     A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if it is not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price. A note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.
     Conversion Upon Specified Corporate Transactions
     If we elect to:
•	distribute to all holders of our common stock any rights entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon specified corporate transactions if the holder will otherwise participate in such distribution. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.
     In addition, if we are party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash, securities or other property, a note may be surrendered for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until, but excluding, the date that is 15 days after the actual effective date of such transaction, unless the transaction also constitutes a fundamental change, as defined below under “— Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change”, in which case the notes will be convertible as described below under “— Conversion Upon a Fundamental Change”. If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property (regardless of whether the transaction constitutes a fundamental change), from and after the effective date of the consolidation, merger or binding share exchange, the amount of cash, securities and other property issuable upon conversion of a note will be as described under “— Conversion Procedures”. If such transaction also constitutes a fundamental change, the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “— Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change”.
     Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.
     Conversion Upon a Fundamental Change
     We will notify the holders of notes and the trustee at least 15 days prior to the anticipated effective date of any fundamental change, as defined below under “— Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change”, that we know or reasonably should know will occur. Holders may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the fundamental change and until, but excluding, the fundamental change repurchase date.
     After the occurrence of any fundamental change, we will also notify the holders of notes of the fundamental change in connection with the holder’s right arising as a result of such fundamental change to require us to repurchase notes as described below under “— Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change”. If a holder converts its notes in connection with a fundamental change occurring on or prior to March 1, 2011, we will pay a make whole premium by increasing the applicable conversion rate, as described below under “— Determination of the Make Whole Premium”. Holders will not receive cash and, if applicable, shares of common stock upon conversion of the notes surrendered for conversion in connection with a fundamental change occurring on or prior to March 1, 2011 until the applicable stock price, as defined below under “— Determination of the Make Whole Premium”, has been determined.
     If a holder converts its notes following the effective time of a fundamental change, the cash and other securities to which a holder would be entitled upon conversion of a note will be as described under “— Conversion Procedures”.
     Conversion at Maturity
     Holders may surrender notes for conversion at any time beginning 10 trading days before the maturity date and until the close of business on the business day immediately preceding the maturity date.

     Settlement Upon Conversion
          Conversion on or prior to the final notice date
     If we receive your notice of conversion on or prior to the day that is 30 trading days prior to the maturity date or any redemption date for the notes (the “final notice date”), the following procedures will apply:
     If we elect to satisfy all or any portion of our obligation (the “conversion obligation”) in cash, we will notify the converting holder through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is five trading days following receipt of the converting holder’s notice of conversion (the “cash settlement notice period”). If we timely elect to satisfy all or any portion of our conversion obligation in cash, the converting holder may retract its conversion notice at any time during the two-trading-day period beginning on the day after the final day of the cash settlement notice period (the “conversion retraction period”). No such retraction may be made (and a conversion notice will be irrevocable) if we do not elect to satisfy all or any portion of our conversion obligation in cash (other than cash in lieu of any fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares of our common stock) will occur on the trading day following the final day of the 20-trading-day period beginning on the third trading day following the final day of the conversion retraction period (the “cash settlement averaging period”). The amount of cash and/or shares we will deliver in respect of our conversion obligation for each $1,000 principal amount of notes (the “settlement amount”) will be computed as follows:
•	If we elect to satisfy the entire conversion obligation in shares of our common stock, we will deliver to you a number of shares of our common stock equal to the aggregate principal amount of the notes to be converted divided by $1,000, multiplied by the then-effective conversion rate.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to:
•	a number equal to (a) the aggregate principal amount of the notes to be converted divided by $1,000, multiplied by (b) the then-effective conversion rate, multiplied by

•	the arithmetic average of the volume-weighted average prices (as defined below) of our common stock for each trading day during the cash settlement averaging period.
•	If we elect to satisfy a portion of the conversion obligation in cash (other than 100%), we will deliver to you that specified cash amount (“cash amount”) plus the number of shares of our common stock equal to the greater of:
•	zero, and

•	the excess, if any, of:
•	the number of shares of our common stock equal to (X) the aggregate principal amount of the notes to be converted divided by $1,000, multiplied by (Y) the then effective conversion rate, minus

•	the number of shares of our common stock equal to the quotient of (X) the cash amount, divided by (Y) the arithmetic average of the volume-weighted average prices of our common stock for each trading day during the cash settlement averaging period.
     If we elect to settle all of the conversion obligation in shares, settlement of the conversion obligation will occur as soon as practicable after receipt of the converting holder’s notice of conversion, but in no event later than three trading days thereafter.

          Conversion after the final notice date
     If we elect to satisfy all or any portion of the conversion obligation in cash, we will send a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date. If we receive your notice of conversion after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “— Conversion on or prior to the final notice date” except that the “cash settlement averaging period” shall be the 20 consecutive trading days ending on the third trading day prior to the maturity date or any redemption date. Settlement (in cash and/or shares) will occur on third trading day following the final day of such cash settlement averaging period.
     If we elect to settle all of the conversion obligation in shares, settlement of the conversion obligation will occur as soon as practicable after receipt of the converting holder’s notice of conversion, but in no event later than three trading days thereafter.
     “Trading day” means a day during which trading in securities generally occurs on the Nasdaq National Market or, if our common stock is not listed on the Nasdaq National Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded; provided, that no day on which our common stock experiences any of the following (each, a “non-trading event”) will count as a trading day:
•	any suspension of or limitation imposed on quotation or trading of our common stock on the Nasdaq National Market or any other national or regional securities exchange or association, inter- dealer quotation system or over-the-counter market; or

•	the Nasdaq National Market or any other relevant national or regional securities exchange or association, inter-dealer quotation system or over-the-counter market on which our common stock trades closes on any exchange business day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such business day.
     The “volume-weighted average price” of one share of our common stock on any trading day will be the volume-weighted average prices as displayed under the heading “Bloomberg VWAP” on Bloomberg Page CNXT <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day (or if such volume-weighted average price is not available, the market value of one share of our common stock on such trading day as we determine in good faith using a volume-weighted method).
     Notwithstanding the above, if our common stock experiences any non-trading event on any day during the original cash settlement averaging period (determined assuming our common stock experienced no non-trading event during that period) that would result in a volume-weighted average price being determined later than the eighth trading day after the last day of the original cash settlement averaging period, then we will determine any delayed and undetermined prices on that eighth trading day based on our good faith estimate of our common stock’s value on the day on which such non-trading event occurred.
          Conversion after irrevocable election to pay principal in cash
          At any time prior to maturity, we may irrevocably elect, in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes, to satisfy in cash 100% of the principal amount of the notes converted after the date of such election. After making such an election, we still may satisfy our conversion obligation to the extent it exceeds the principal amount in cash or common stock or a combination of cash and common stock. We will provide notice of our election in the same manner as set forth above under either “— Conversion after the final notice date” or “— Conversion on or prior to the final notice date”, whichever is applicable. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth under “— Conversion after the final notice date” or “— Conversion on or prior to the final notice date”, as applicable.
     Conversion Procedures
     To convert a note, a holder must do the following:
•	complete and manually sign the conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date; and

•	if required, pay all transfer or similar taxes.
          If a holder’s interest is in a global note, to convert such holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note. On conversion of a note, a holder will receive the payment described under “— Conversion Rights”. On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid by the shares of common stock, or any cash in lieu thereof, received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible, or any cash in lieu thereof, together with any cash payment of such holder’s fractional shares, will thus be deemed:
•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.
     As a result, accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited.
          The conversion rate will not be adjusted for accrued and unpaid interest.
          Conversion Rate Adjustments
     The conversion rate is subject to adjustment, without duplication, upon the occurrence of any of the following events:
     (1) the payment or issuance of common stock as a dividend or distribution on our common stock;
     (2) the issuance to all holders of our common stock of rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing prices of our common stock for the ten trading days preceding the declaration date for such distribution; provided that the conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised;
     (3) subdivisions, splits or combinations of our common stock;
     (4) distributions by us to all holders of our common stock of shares of our capital stock, evidences of indebtedness, property or assets, including rights, warrants, options and other securities but excluding dividends or distributions covered by clauses (1) or (2) above or any dividend or distribution paid exclusively in cash. In the event that we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq National Market or such other principal national or regional exchange or market on which the securities are then listed or quoted;
     (5) dividends or other distributions consisting exclusively of cash to holders of our common stock; and
     (6) we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.
          In the case of:
•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or

•	any statutory share exchange;
in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets, including cash or any combination thereof, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets, including cash or any combination thereof, that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive, referred to as the reference property, upon such transaction. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the type and amount of consideration that holders of notes would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election. We have agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
          In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:
•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.
          Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable, but for the date of conversion, to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.
     We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to a holder of common stock resulting from any stock or rights distribution.
     For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make such adjustments, that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected on each anniversary of the first issue date of the notes, upon our issuance of any notice of redemption for the notes, upon conversion of the notes, upon the occurrence of a fundamental change and 20 business days prior to the maturity of the notes. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.
     Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 304.8780 per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.
Redemption of Notes at Our Option
     Prior to March 1, 2011, the notes will not be redeemable at our option. On or after March 1, 2011, we may redeem the notes at any time or from time to time in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of notes being redeemed, plus accrued and unpaid interest, including additional interest, if any, up to but excluding the redemption date, unless the redemption date falls after a record date and on or prior to the corresponding interest payment date. In that case, we will pay the full amount of accrued and unpaid interest, including additional interest, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.
     If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed, to the extent practicable, to be part of the portion selected for redemption.
     We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing. We will notify the holders if we redeem the notes.
     For a discussion on the tax treatment to a holder of the notes upon redemption at our option, see “Material U.S. Federal Tax Considerations”.
     No sinking fund is provided for the notes.
     We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Repurchase of Notes by Us at the Option of the Holders
     You have the right to require us to repurchase for cash all or part of your notes on March 1, 2011, March 1, 2016 and March 1, 2021, in each case at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, including additional interest, if any, to but not including the repurchase date.
     We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent, which will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. A holder may withdraw its repurchase notice at any time prior to close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.
     We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the note registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the repurchase price and the procedures that holders must follow to require us to repurchase their notes.
     If your notes are in certificated form, your repurchase notice must state:
•	the note certificate numbers;

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture. If your notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.
     You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. If your notes are in certificated form, your withdrawal notice must state:
•	the principal amount of the withdrawn notes;

•	the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If your notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.
     Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its corporate trust office, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the business day immediately following the repurchase date and the time of book-entry transfer or delivery of the note.
     If the paying agent holds money sufficient to pay the repurchase price of the note on the business day immediately following the repurchase date, then, on and after the repurchase date:
•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.
     This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent. No notes may be repurchased by us at the option of holders on March 1, 2011, March 1, 2016, and March 1, 2021 if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.
     Our ability to repurchase notes at the option of the holders is subject to important limitations. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Furthermore, payment of the purchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to repurchase the notes when required would result in an event of default under the indenture. Any such default may, in turn, cause a default under other indebtedness.
     The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase rights summarized above become available to holders of the notes. In connection with any election to require us to repurchase notes as summarized above we will, to the extent applicable:
•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule or form under the Exchange Act.
     We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time repurchase the notes in the open market or by tender at any price or by private agreement. Any note so repurchased by us may not be reissued or resold and must be surrendered to the trustee for cancellation. Any notes otherwise surrendered to the trustee may not be reissued or resold and will be cancelled promptly.
Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change
     If a fundamental change, as defined below, occurs at any time prior to maturity, holders of notes may require us, subject to the terms of the indenture, to repurchase for cash all or any portion of their notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, including additional interest, if any, to but excluding the fundamental change repurchase date.
     Within 20 days after the occurrence of a fundamental change, we are obligated to give to the holders of the notes notice of the fundamental change and of the repurchase right arising as a result of the fundamental change and the fundamental change repurchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice). We must also deliver a copy of this notice to the paying agent. We will also issue a press release announcing the occurrence of the fundamental change and use our reasonable efforts to publish that information on our website, or through such other public medium as we deem appropriate at that time.
     To exercise its repurchase right, a holder of notes must deliver written notice of such holder’s exercise of its repurchase right, referred to as the fundamental change repurchase notice, to the paying agent prior to the close of business on the fifth business day prior to the repurchase date. If your notes are in certificated form, your fundamental change repurchase notice shall state:
•	the note certificate numbers;

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
     If your notes are not in certificated form, your fundamental change repurchase notice must comply with appropriate DTC procedures.
     You may withdraw any fundamental change repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the fundamental change repurchase date. If your notes are in certificated form, your withdrawal notice must state:
•	the principal amount of the withdrawn notes;

•	the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, that remains subject to the repurchase notice. If your notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.
     Payment of the repurchase price for a note for which a fundamental change repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the business day immediately following the fundamental change repurchase date and the time of book-entry transfer or delivery of the note.
     If the paying agent holds money sufficient to pay the repurchase price of the note on the business day immediately following the fundamental change repurchase date, then, on and after the fundamental change repurchase date:
•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.
     This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.
     A “fundamental change” will be deemed to occur upon a change in control or a termination of trading.
     A “change in control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:
•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than us, any of our subsidiaries or any of our employee benefit plans, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors (voting stock);

•	we consolidate with, or merge with or into, another person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or any person consolidates with or merges with or into us, or we convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, other than:

•	any transaction pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of voting stock of the continuing or surviving person immediately after the transaction; or

•	any merger solely for the purpose of changing our jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;
•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death) to constitute a majority of our board of directors then in office; or

•	we approve a plan of liquidation or dissolution.
     Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
     Notwithstanding the foregoing, it will not constitute a change in control if 95% or more of the consideration (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change in control consists of common stock and any associated rights traded on a U.S. national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible into such common stock.
     A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.
     The definition of fundamental change includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.
     In connection with any fundamental change purchase offer, we will, if required:
•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.
     In some circumstances, the fundamental change repurchase feature of the notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is the result of negotiations between us and the initial purchaser.
     The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Furthermore, we cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Finally, payment of the repurchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under other indebtedness.
     No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.
Determination of the Make Whole Premium
     If a transaction described in the first, second or fourth bullet of the definition of change in control, as defined above under “— Repurchase of Notes by Us at the Option of the Holders Upon a Fundamental Change”, occurs on or prior to March 1, 2011, in some circumstances, we will pay a make whole premium in the form of an increase in the conversion rate to holders of the notes who convert their notes during the period beginning 15 days before the anticipated effective date of the fundamental change and until, but excluding, the fundamental change repurchase date.
     The make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the effective date, and the price, which we refer to as the applicable stock price, paid per share of our common stock in the transaction constituting the fundamental change. If holders of our common stock receive only cash in the transaction, the applicable stock price shall be the cash amount paid per share of our common stock. Otherwise, the applicable stock price shall be equal to the average closing price of our common stock over the five trading-day period ending on the trading day immediately preceding, and excluding, the effective date of such transaction. The table shows what the make whole premium would be for each stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes.

	Stock Price
Effective Date	$3.28	$4.00	$4.92	$6.00	$7.00	$8.00	$9.00	$10.00
March 1, 2006	101.6260	72.4255	50.3648	35.4427	26.9465	21.2697	17.2800	14.3614

March 1, 2007	99.5790	69.0026	46.4151	31.5884	23.4267	18.1353	14.5151	11.9341

March 1, 2008	96.9835	64.5269	41.2220	26.5830	18.9389	14.2118	11.1292	9.0127

March 1, 2009	94.0100	58.6658	34.2501	19.9880	13.1982	9.3643	7.0661	5.5981

March 1, 2010	91.4957	50.7099	24.0087	10.7004	5.6794	3.4550	2.3950	1.8381

March 1, 2011	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The actual stock price and effective date may not be set forth on the table, in which case:
•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $10.00 per share, subject to adjustment as described below, no make whole premium will be paid.

•	if the stock price on the effective date is less than $3.28 per share, subject to adjustment as described below, no make whole premium will be paid.
     The stock prices set forth in the first row of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted other than an adjustment pursuant to the make whole premium described above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Procedures”, other than by operation of an adjustment to the conversion rate by adding the make whole premium as described above.
     Notwithstanding the foregoing, in no event will the conversion rate exceed 304.8780, subject to proportional adjustment in the same manner as the conversion rate as set forth in clauses (1) through (4) under “— Conversion Rights — Conversion Procedures — Conversion Rate Adjustments” above.
     Our obligation to pay the additional fundamental change make whole premium could be considered a penalty, in which case the enforceability would be subject to general principles of reasonableness of economic remedies.
Merger and Sale of Assets
     The indenture provides that we may not consolidate with or merge with or into any other person and that we may not sell, convey, transfer or lease all or substantially all of our properties or assets taken as a whole, in one or more related transactions to another person, unless among other things:
•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;
•	the successor person (if other than us and other than any successor who is bound to our obligations under the notes and the indenture by operation of law) assumes, by supplemental indenture satisfactory in form and substance to the trustee, all of our obligations under the notes and the indenture;
•	if as a result of such transaction the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of ours or such successor under the notes, the indenture and the registration rights agreement;
•	after giving effect to such transaction, there is no event of default, and no event that, after notice or passage of time or both, would become an event of default; and
•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.
     When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all our or its obligations under the notes and the indenture, except for in the case of a lease of all or substantially all our assets, in which case we will not be discharged from any of our obligations under the notes or the indenture.
     There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, conveyance, transfer, lease or other disposition of less than all of our assets.

Events of Default; Notice and Waiver
     The following are events of default under the indenture:
•	failure to pay principal, if any, when due at maturity, upon redemption, repurchase or otherwise on the notes;
•	default in our obligation to deliver shares of our common stock, cash or other property upon conversion of the notes as required under the indenture and such default continues for a period of 15 days;
•	failure to pay any interest, or additional interest, if any, on the notes, when due and such failure continues for a period of 30 days;
•	failure to provide notice of the occurrence of a fundamental change on a timely basis;
•	failure to pay any indebtedness for money borrowed by us or one of our subsidiaries in an outstanding principal amount in excess of $25 million at final maturity or upon acceleration after the expiration of any applicable grace period, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding notes);
•	failure by us to perform or observe any of the other covenants in the indenture for 60 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes); or
•	certain events involving our bankruptcy, insolvency or reorganization relating to us.
     The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, if any, interest, or additional interest, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.
     If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, if any, and accrued and unpaid interest, including additional interest, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, if any, and accrued and unpaid interest, including additional interest, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, if any, or interest, including additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled, the acceleration may be rescinded and annulled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.
     Payments of principal, premium, if any, interest, or additional interest, if any, on the notes that are not made when due will accrue interest from the required payment date at the annual rate of 1% above the then applicable interest rate for the notes.
     No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest, or additional interest, if any, on the notes, unless:
•	the holder has given the trustee written notice of a continuing event of default;
•	the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable security or indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes within 60 days after receipt of the request and offer of indemnity; and
•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.
Modification and Waiver
     The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:
•	extend the fixed maturity of any note;
•	reduce the rate or extend the time for payment of interest, or additional interest, if any, of any note;
•	reduce the principal amount of any note;
•	reduce any amount payable upon redemption or repurchase of any note;
•	change our obligation to redeem any notes on a redemption date, repurchase any notes at the option of the holder, or repurchase any notes upon a fundamental change, in each case in a manner that is adverse to the interests of the holders of such notes;
•	reduce the amount of the make whole premium or otherwise impair the right of a holder to receive the make whole premium due on any note;
•	impair the right of a holder to institute suit for payment on any note;
•	change the currency in which any note is payable;
•	impair the right of a holder to convert any note or reduce the amount of cash, the number of shares of common stock or the amount of any other property receivable upon conversion;
•	modify the subordination provisions of the indenture in a manner that materially adversely affects the holders of the notes;
•	reduce the quorum or voting requirements under the indenture; or
•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.
     Notwithstanding the foregoing, if we have made an irrevocable election as described above under “— Conversion Rights — Settlement Upon Conversion — Conversion after irrevocable election to pay principal in cash”, we may, with the consent of the holders of a majority of the principal amount of the outstanding notes, retract such irrevocable election by modifying or amending the indenture such that, from and after the date of such modification or amendment, we will have the ability to satisfy our conversion obligation upon conversion of a note in cash, common stock or any combination thereof; provided, however, that we may, without seeking the consent of any holders of notes, (1) increase the majority voting requirement set forth in this paragraph or (2) eliminate our right to implement the modification or amendment to the indenture set forth in this paragraph.
     We are permitted to modify the indenture without the consent of the holders of the notes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;
•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;
•	to secure our obligations in respect of the notes;
•	to evidence and provide for the acceptance of the appointment of a successor trustee under the indenture;
•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or
•	to make any change that does not adversely affect the rights of the holders of the notes.
     The holders of a majority in aggregate principal amount of the notes at the time outstanding may waive any existing default and its consequences except for:
•	any default in any payment of principal or interest with respect to the notes;
•	any default with respect to the conversion rights of the notes;
•	any default in the payment of the redemption price;
•	a default in the payment of the repurchase price (upon a repurchase at the option of a holder or a repurchase upon a fundamental change); or
•	any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each note as described above.
     When a default is waived, it is deemed cured and will cease to exist, but no such waiver shall extend to any subsequent or other default.
Form and Denomination
     The notes have been issued:
•	in fully registered form;
•	without interest coupons; and
•	in denominations of $1,000 principal amount and multiples of $1,000.
     Global Note, Book-Entry Form
     Notes are evidenced by one or more global notes. We have deposited the global note or notes with DTC and registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
     Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

     Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:
•	not be entitled to have certificates registered in their names;
•	not receive physical delivery of certificates in definitive registered form; and
•	not be considered holders of the global note.
     We will pay interest, and additional interest, if any, on and the redemption price and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:
•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or
•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
     Neither we, the trustee, registrar, paying agent nor conversion agent have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.
     We will issue the notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but only withdraw beneficial interests from the global notes at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.
Restrictions on Transfer; Legends
     The notes are subject to transfer restrictions as described below under “Notice to Investors” and the certificates for the notes bear a legend to this effect.
Registration Rights of the Noteholders
     We entered into a registration rights agreement with the initial purchaser of the notes pursuant to which we agreed, at our expense, to keep the shelf registration statement of which this prospectus is a part effective until the earliest of (i) the sale pursuant to the shelf registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions. We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events no more than once in any three-month period or four times in any 12-month period. Any such suspension shall not exceed 30 days; provided, however, that we may suspend the use of the prospectus for a period not to exceed 60 days under certain circumstances relating to acquisitions, probable acquisitions, financings or similar transactions. All such suspensions in the aggregate shall not exceed 60 days in any three-month period or 90 days in any 12-month period.
     We have agreed to pay predetermined liquidated damages in respect of the notes, in the form of additional interest at a rate per annum equal to 0.5% of the principal amount of the notes, to holders of notes if the prospectus in this shelf registration statement is unavailable for periods in excess of those permitted above.
     The summary of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed with the SEC.
Rule 144A Information Request
     We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their written request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.
Information Concerning the Trustee
     We have appointed J.P. Morgan Trust Company, National Association the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. J.P. Morgan Trust Company, National Association is also the trustee for our 4% convertible subordinated notes due 2007. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.
Calculations in Respect of Notes
     We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, the conversion date, the volume-weighted average price, the settlement amount, the cash amount, the cash settlement averaging period, the cash settlement notice period, the conversion retraction period, the trading prices of the notes, the closing price, the conversion price, the applicable stock price, the required cash amount, the applicable conversion rate and the number of shares of common stock, if any, to be issued upon conversion of the notes. We make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.
Governing Law
     The notes and the indenture shall be governed by, and will be construed in accordance with, the laws of the State of New York.
DESCRIPTION OF CAPITAL STOCK
     The following description of our capital stock includes a summary of certain provisions of our restated certificate of incorporation, our by-laws and our rights plan. This description is subject to the detailed provisions of, and is qualified by reference to, our restated certificate of incorporation, as amended, our by-laws, and our rights plan, copies of which have been filed with the SEC.
     We are authorized to issue (1) 1,000,000,000 shares of common stock, of which 480,618,464 shares of were outstanding as of April 21, 2006 and (2) 25,000,000 shares of preferred stock, without par value, of which our board of directors has designated (a) 5,000,000 shares as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights and (b) one share as Series B Voting Preferred Stock. For a more detailed discussion of our preferred share purchase rights and how they relate to our common stock, see “— Conexant Rights Plan”. The authorized shares of common stock and preferred stock will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareholders is not so required, our board of directors may determine not to seek shareholder approval.
     Certain of the provisions described under this section entitled “Description of Capital Stock” could have the effect of discouraging transactions that might lead to a change of control of the Company. Our restated certificate of incorporation and by-laws:
•	establish a classified board of directors, whereby our directors are elected for staggered terms in office so that only one-third of our directors stand for election in any one year;
•	require shareholders to provide advance notice of any shareholder nominations of directors or any proposal of new business to be considered at any meeting of shareholders;
•	require a supermajority vote to remove a director or to amend or repeal certain provisions of our restated certificate of incorporation or by-laws;
•	preclude shareholders from acting by written consent without a meeting of shareholders; and
•	preclude shareholders from calling a special meeting of shareholders.
Common Stock
     Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock. See “Dividend Policy”.

     Each holder of common stock will be entitled to one vote for each such share outstanding in such holder’s name. No holder of common stock will be entitled to cumulate votes in voting for directors. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of common stock will have any right to purchase or subscribe for any stock of any class which we may issue or sell.
     Mellon Investor Services LLC is the transfer agent and registrar for our common stock. Mellon’s address is 85 Challenger Road, Ridgefield Park, New Jersey 07606, and its telephone number is (800) 853-1954.
Preferred Stock
     Our restated certificate of incorporation permits us to issue up to 25,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our shareholders. Our board of directors has designated 5,000,000 shares of our preferred stock as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:
•	the maximum number of shares in the series and the distinctive designation;
•	the terms on which dividends, if any, will be paid;
•	the terms on which the shares may be redeemed, if at all;
•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;
•	the liquidation preference, if any;
•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;
•	the restrictions on the issuance of shares of the same series or any other class or series; and
•	the voting rights, if any, of the shares of the series.
     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.
Series A Junior Participating Preferred Stock.
     For a description of the Series A Junior Participating Preferred Stock, see “— Conexant Rights Plan”.
Series B Voting Preferred Stock .
     We have one share of Series B Voting Preferred Stock authorized and it is not outstanding.
Certain Provisions in Our Restated Certificate of Incorporation and By-Laws
     Our restated certificate of incorporation and by-laws contain various provisions intended to (1) promote the stability of our shareholder base and (2) render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

     Pursuant to our restated certificate of incorporation, the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes, each class to consist as nearly as possible of one-third of the directors. Directors elected by shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast. Currently, the terms of office of the three classes of directors expire, respectively, at our annual meetings in 2007, 2008 and 2009. The term of the successors of each such class of directors expires three years from the year of election.
     Our restated certificate of incorporation contains a fair price provision pursuant to which a Business Combination (as defined in our restated certificate of incorporation) between us or one of our subsidiaries and an Interested Shareowner (as defined in our restated certificate of incorporation) requires approval by the affirmative vote of the holders of not less than 80 percent of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the Business Combination is approved by at least two-thirds of the Continuing Directors (as defined in our restated certificate of incorporation) or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements were met, the Business Combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law, which for most types of Business Combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon. Any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80 percent of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or adoption were approved by at least two-thirds of the Continuing Directors, in which case the provisions of the Delaware General Corporation Law would require the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon.
     Our restated certificate of incorporation and by-laws provide that a special meeting of shareholders may be called only by a resolution adopted by a majority of the entire board of directors. Shareholders are not permitted to call, or to require that the board of directors call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our restated certificate of incorporation provides that any action taken by our shareholders must be effected at an annual or special meeting of shareholders and may not be taken by written consent instead of a meeting. Our by-laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before meetings of our shareholders.
     Our restated certificate of incorporation provides that the affirmative vote of at least 80 percent of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our certificate with respect to:
•	the election of directors;
•	the right to call a special shareholders’ meeting
•	the right to act by written consent;
•	the right to amend our restated certificate of incorporation; or
•	the right to adopt any provision inconsistent with the preceding provisions .
     In addition, our restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our by-laws and that the amendment or repeal by shareholders of any of our by-laws would require the affirmative vote of at least 80 percent of the voting power described above, voting together as a single class.

Conexant Rights Plan
     Each outstanding share of our common stock also evidences one preferred share purchase right. Each preferred share purchase right entitles the registered holder to purchase from us one two-hundredth of a share of Series A Junior Participating Preferred Stock, at $300, subject to adjustment. The description and terms of the preferred share purchase rights are set forth in the rights agreement dated as of November 30, 1998, as amended as of December 9, 1999.
     Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20 percent or more of the outstanding common stock or (2) 10 business days, or such later date as may be determined by our board of directors prior to such time as any person or group becomes an acquiring person, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20 percent or more of the outstanding common stock, preferred share purchase rights will be attached to common stock and will be owned by the registered owners of common stock.
     The rights agreement provides that, until the preferred share purchase rights are no longer attached to the common stock, or until the earlier redemption or expiration of the preferred share purchase rights:
•	the preferred share purchase rights will be transferred with, and only with, shares of common stock;
•	certificates representing common stock and statements in respect of shares of common stock registered in book-entry or uncertificated form will contain a notation incorporating the terms of the preferred share purchase rights by reference; and
•	the transfer of any shares of common stock will also constitute the transfer of the associated preferred share purchase rights.
     As soon as practicable following the date the preferred share purchase rights are no longer attached to the common stock, separate certificates evidencing preferred share purchase rights will be mailed to holders of record of common stock as of the close of business on the date the preferred share purchase rights are no longer attached to the common stock and the separate certificates alone will evidence preferred share purchase rights.
     In addition, the rights agreement provides that in connection with the issuance or sale of our common stock following the date the rights separate from our common stock and prior to the earlier of (1) the redemption of the preferred share purchase rights and (2) the date the preferred share purchase rights expire (a) we will, with respect to common stock issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement in existence prior to the date the rights separate from our common stock, or upon the exercise, conversion or exchange of securities, notes or debentures (pursuant to the terms thereof) issued by us and in existence prior to the date the rights separate from our common stock, and (b) we may, in any other case, if deemed necessary or appropriate by our board of directors, issue certificates representing the appropriate number of preferred share purchase rights in connection with such issuance or sale. We will not be obligated to issue any of these certificates if, and to the extent that, we are advised by counsel that the issuance of those certificates would create a significant risk of material adverse tax consequences to us or the person to whom such certificate would be issued or would create a significant risk that the stock options or employee plans or arrangements would fail to qualify for otherwise available special tax treatment. In addition, no certificate will be issued if, and to the extent that, appropriate adjustments otherwise have been made instead of the issuance thereof.
     Preferred share purchase rights will not be exercisable until the rights separate from the common stock. Preferred share purchase rights will expire on December 31, 2008, unless this expiration date is extended or unless preferred share purchase rights are earlier redeemed by us, in each case, as described below.
     The purchase price payable, and the number of shares of Series A junior preferred stock or other securities or property issuable, upon exercise of the preferred share purchase rights will be subject to adjustment from time to time to prevent dilution upon the occurrence of the following events:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, Series A junior preferred stock;
•	upon the grant to holders of shares of Series A junior preferred stock of certain rights or warrants to subscribe for or purchase shares of Series A junior preferred stock at a price, or securities convertible into shares of Series A junior preferred stock with a conversion price, less than the then current market price of the shares of Series A junior preferred stock; or
•	upon the distribution to holders of shares of Series A junior preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in shares of Series A junior preferred stock) or of subscription rights or warrants (other than those referred to above).
     The number of one two-hundredths of a share of Series A junior preferred stock issuable upon exercise of each preferred share purchase right will also be subject to adjustment in the event of a stock split of common stock or a stock dividend on common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the date the preferred share purchase rights are no longer attached to the common stock.
     We cannot redeem shares of Series A junior preferred stock purchasable upon exercise of preferred share purchase rights. Each share of Series A junior preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A junior preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A junior preferred stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A junior preferred stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions.
     Because of the nature of the Series A junior preferred stock’s dividend, liquidation and voting rights, the value of each one-hundredth interest in a share of Series A junior preferred stock purchasable upon exercise of each preferred share purchase right should approximate the value of one share of common stock.
     In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provisions shall be made so that each holder of a preferred share purchase right, other than preferred share purchase rights beneficially owned by the acquiring person, which will thereafter be void, will thereafter have the right to receive upon exercise, instead of shares of Series A junior preferred stock, that number of shares of our common stock having a market value of two times the exercise price of a preferred share purchase right.
     At any time after any person or group of affiliated or associated persons becomes an acquiring person, and prior to the acquisition by such person or group of 50 percent or more of the outstanding shares of common stock, our board of directors may exchange preferred share purchase rights (other than preferred share purchase rights owned by such person or group, which will have become void after such person became an acquiring person) for common stock, in whole or in part, at an exchange ratio of one share of common stock per preferred share purchase right (subject to adjustment).
     In the event that, at any time after any person or group of affiliated or associated persons has become an acquiring person, we are acquired in a merger or other business combination transaction or 50 percent or more of our consolidated assets or earnings power is sold, proper provision will be made so that each holder of preferred share purchase right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a preferred share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of a preferred share purchase right.
     Generally, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least one percent. No fractional shares of Series A junior preferred stock will be issued, other than fractions which are integral multiples of one two-hundredth of a share of Series A junior preferred stock, which may, at our election, be evidenced by depository receipts. Instead, an adjustment in cash will be made based on the market price of Series A junior preferred stock on the last trading day prior to the date of exercise.
     At any time prior to any person or group of affiliated or associated persons becoming an acquiring person, our board of directors may redeem preferred share purchase rights in whole, but not in part, at a price of $.01 per preferred share purchase right. The redemption of preferred share purchase rights may be made effective at such time, on such basis and with such conditions as our board of directors may determine, in its sole discretion. Immediately upon any redemption of preferred share purchase rights, the right to exercise preferred share purchase rights will terminate and the only right of the holders of preferred share purchase rights will be to receive the redemption price.
     The terms of preferred share purchase rights may be amended by our board of directors without the consent of the holders of preferred share purchase rights, including an amendment to decrease the threshold at which a person becomes an acquiring person from 20 percent to not less than 10 percent, except that from and after such time as any person becomes an acquiring person no such amendment may adversely affect the interests of the holders of preferred share purchase rights.
     Until a preferred share purchase right is exercised, the holder thereof, as such, will have no rights as a shareholder of ours, including, without limitation, the right to vote or to receive dividends.
     The foregoing summary of the material terms of preferred share purchase rights is qualified by reference to the rights agreement, a copy of which has been filed with the SEC.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
     The following is a summary of certain U.S. federal income and, in the case of “non-U.S. holders” (as defined below), estate tax consequences of the ownership of notes and the shares of common stock, if any, into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or common stock held as a capital asset and does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income or estate tax laws, including if you are:
•	a dealer in securities or currencies;
•	a financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	a tax-exempt organization;
•	an insurance company;
•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;
•	a trader in securities that has elected the mark-to-market method of accounting for your securities;
•	a person liable for alternative minimum tax;
•	a person who is an investor in a pass-through entity;
•	a “U.S. holder” (as defined below) whose “functional currency” is not the U.S. dollar;
•	a “controlled foreign corporation”;
•	a “passive foreign investment company”;
•	a U.S. expatriate; or
•	certain former citizens or long-term residents of the United States.
     The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.
     For purposes of this discussion, a U.S. holder is a beneficial owner of a note or share of common stock that is:
•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
     The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than a partnership) that is not a U.S. holder.
     If a partnership holds the notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership that holds notes or shares of common stock, or a partner of such a partnership, you should consult your own tax advisors.
     If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the notes or our common stock, if any, into which the notes may be converted, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
     TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH PERSON RECEIVING THIS PROSPECTUS IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND (B) SUCH DISCUSSION IS INCLUDED HEREIN BY US IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF TREASURY DEPARTMENT CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.
U.S. Holders
     The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes.
      Payment of Interest
     This discussion assumes that the notes will not be issued with more than a de minimis amount of original issue discount. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.
     Market Discount
     If you purchase a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and is treated as having accrued on the note at the time of its payment or disposition. Any unrecognized market discount will carry over to common stock received upon conversion or repurchase by us of the notes. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.
     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the note, applies only to that note and may not be revoked without the consent of the Internal Revenue Service. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making either election described in this paragraph.
     Amortizable Bond Premium
     If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than stated interest, you will be considered to have purchased the note at a “premium”. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular account method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.
     Sale, Exchange, Redemption, or other Disposition of Notes
     Except as provided below under “— Conversion of Notes Solely into Common Stock” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less accrued but unpaid interest which will be taxable as such to the extent not previously included in income) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount you paid for the note increased by market discount that you previously included in income and reduced by any bond premium that you elect to amortize and any cash payments on the note other than stated interest. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss subject to the market discount discussion above. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.
     Conversion of Notes Solely into Common Stock
     You will not recognize any income, gain or loss on the conversion of your notes solely into shares of common stock except to the extent of cash received in lieu of a fractional share of common stock and cash attributable to accrued but unpaid interest which will be taxable as such to the extent not previously included in income. The amount of gain or loss recognized with respect to a fractional share will be equal to the difference between the amount of cash you receive in respect of such fractional share, and the portion of your tax basis in the note that is allocable to the fractional share. The tax basis of the shares of common stock received upon a conversion will equal the adjusted tax basis of the note that was converted, reduced by the portion of the tax basis that is allocable to any fractional share, and increased by the amount of any accrued but unpaid interest that is deemed paid by reason of conversion. Your holding period for shares of common stock will include the period during which you held the note, except that the holding period of any common stock deemed received with respect to accrued but unpaid interest will commence on the day after conversion.
     Conversion of the Notes into Cash
     If a U.S. holder converts a note and we deliver solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the note in a taxable disposition as described under “— Sale, Exchange, Redemption, or other Disposition of Notes” above.

     Conversion of the Notes into Common Stock and Cash
     If a U.S. holder converts a note and we deliver a combination of our common stock and cash (and such cash is not delivered merely in lieu of a fractional share), we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain.
     Assuming such treatment, a U.S. holder will recognize gain, but not loss, equal to the excess of the sum of the fair market value of our common stock and cash received other than amounts attributable to accrued interest (which will be treated as described under “— Payment of Interest” above), over such holder’s adjusted tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).
     In such circumstances, a U.S. holder’s tax basis in our common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The receipt of cash in lieu of a fractional share will be treated in the same manner as described under “— Conversion of Notes Solely into Common Stock” above.
     A U.S. holder’s holding period for our common stock received upon conversion will include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued but unpaid interest will commence on the day after conversion.
     If the conversion were not treated as a recapitalization, the cash payment received on conversion would be treated as proceeds from a sale of a portion of the note, and taxed in the manner described under “— Sale, Exchange, Redemption, or other Disposition of Notes” above. In such case, the holder’s tax basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market value.
     U.S. holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our common stock for notes upon conversion.
     Constructive Distributions
     The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes may be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.
     Possible Effect of the Adjustment to Conversion Rate Upon a Fundamental Change
     In certain situations, we may be obligated to adjust the conversion rate of the notes (as described above under “Description of the Notes — Conversion Rights — Conversion Procedures — Conversion Rate Adjustments”. Depending on the circumstances, such adjustment could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. In addition, although the issue is not free from doubt, we intend to take the position that the notes should not be treated as contingent payment debt instruments because of this adjustment. As required in the indenture, by purchasing notes you agree not to treat the notes as contingent payment debt instruments. It is possible that the Internal Revenue Service could disagree with this treatment and seek to treat the notes as contingent payment debt instruments, which would require current accrual of income in excess of stated interest, recognition of gain or loss on conversion and the treatment as ordinary income rather than capital gain of income realized on the taxable disposition of a note.
     Taxation of Distributions on Common Stock
     Distributions paid on our common stock received upon a conversion of a note, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be included in income by the U.S. holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by individual U.S. holders in tax years prior to 2009 will be eligible to be taxed at reduced rates if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.
     Sale or Other Disposition of Common Stock
     Subject to the discussion above concerning market discount, gain or loss realized by a U.S. holder on the sale or other disposition of our common stock received upon a conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock is more than one year. The amount of the U.S. holder’s gain or loss will be equal to the difference between the U.S. holder’s tax basis in the common stock disposed of and the amount realized on the disposition. If you are an individual U.S. holder, long-term capital gains will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited..
     Information Reporting and Backup Withholding
     Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax (currently at a rate of 28%) will apply to those payments if you fail to provide your taxpayer identification number, or certification of foreign or other exempt status, or if you fail to report in full interest and dividend income.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
Non-U.S. Holders
     The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.
     Payments of Interest
     The 30% U.S. federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:
•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;
•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership;
•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and
•	either (a) you provide your name and address on an Internal Revenue Service Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.
     Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.
     If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:
•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or
•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
     The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.
     If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in “— Payments of Interest” are satisfied) generally in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.
     Dividends and Constructive Dividends
     Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “— U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest, shares of our common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).
     If you hold shares of our common stock and wish to claim the benefit of an applicable treaty rate, you are required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

     As described more fully under “Description of the Notes—Registration Rights of the Noteholders”, upon the occurrence of certain enumerated events we may be required to pay additional amounts to you. Payments of such additional amounts may be subject to federal withholding.
     Conversion of Notes into Solely Common Stock
     Neither gain nor loss will be recognized by non-U.S. holders on the exchange of notes solely into shares of our common stock upon conversion, except to the extent of cash received in lieu of a fractional share (which will be treated as described under “— Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock”) and common stock attributable to accrued interest, if any (which will be treated as described above under “— Payments of Interest”).
     Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock
     Any gain realized upon the sale, exchange, redemption or other disposition of a note or share of common stock generally will not be subject to U.S. federal income tax unless:
•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if a tax treaty applies, is attributable to a U.S. permanent establishment);
•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.
     If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or lower applicable income tax treaty rate). If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the notes or shares of common stock.
     We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.
U.S. Federal Estate Tax
     Your estate will not be subject to U.S. federal estate tax on notes held by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “— Payments of Interest” without regard to the statement requirement described in the last bullet point and, at the time of your death, payments with respect to the note would not have been effectively connected with the conduct by you of a trade or business in the United States. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
     Generally, we must report to the Internal Revenue Service and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

     In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “— Payments of Interest”.
     In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.
     Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
SELLING SECURITYHOLDERS
     The notes were originally issued by us and sold by the initial purchaser of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock issuable upon conversion of the notes.
     The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock issuable upon conversion of the notes. Because the selling securityholders may sell all or some portion of the notes or the common stock pursuant to this prospectus, we cannot estimate the amount or percentage of the notes or the common stock that will be held by the selling securityholders upon completion of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $250,000,000 aggregate initial principal amount of notes outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the notes. The number of shares of common stock offered hereby is based on the initial conversion rate of 203.2520 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share.
     After completion of the offering, no selling securityholder named in the table below will beneficially own one percent or more of our common stock based on 480,618,464 shares of common stock outstanding on April 21, 2006 except as noted in the table below. Changed information regarding the selling securityholders named below and information concerning other selling securityholders will be set forth in prospectus supplements or amendments from time to time, if required. It is assumed that the other selling securityholders or any future transferees, pledgees or donees from or of any such securityholders do not beneficially own any common stock other than common stock issuable upon conversion of the notes at the initial conversion rate.

	Principal
	Amount of
	Notes		Common
	Beneficially		Stock	Common
	Owned and	Percentage	Owned	Stock
	Offered	of Notes	Prior to the	Offered
Selling Securityholder	Hereby	Outstanding	Offering	Hereby

Aloha Airlines Non-Pilots Pension Trust	$30,000	*	6,097	6,097
Argent Classic Convertible Arbitrage Fund, L.P.	1,510,000	*	306,910	306,910
Argent Classic Convertible Arbitrage Fund II, L.P.	380,000	*	77,235	77,235
Arkansas PERS	760,000	*	154,471	154,471
Asante Health Systems (1)	225,000	*	47,731	47,731
AstraZeneca Holdings Pension	95,000	*	19,308	19,308
Attorney’s Title Insurance Fund	80,000	*	16,260	16,260
Bancroft Fund Ltd.	1,000,000	*	203,252	203,252
Boilermarkers Blacksmith Pension Trust	1,010,000	*	205,284	205,284
BP Amoco PLC Master Trust	1,338,000	*	271,951	271,951
CALAMOS Convertible and High Income Fund (1)	1,000,000	*	203,252	203,252
CALAMOS Convertible Opportunities and Income Fund (1)	1,000,000	*	203,252	203,252
CALAMOS High Yield Fund — CALAMOS Investment Trust (1)	2,500,000	1.0%	508,130	508,130
Calamos Market Neutral Income Fund — Calamos Investment Trust (1)	8,200,000	3.3%	1,666,666	1,666,666
CALAMOS Strategic Total Return Fund (1)	6,625,000	2.7%	1,346,544	1,346,544
Chrysler Corporation Master Retirement Trust (2)	5,480,000	2.2%	1,113,820	1,113,820
CNH CA Master Account, L.P. (3)	27,000,000	10.8%	5,487,804	5,487,804
Credit Suisse Securities LLC (4)	11,000,000	4.4%	2,235,772	2,235,772
Delaware PERS	590,000	*	119,918	119,918
Delaware Public Employees Retirement System (2)	2,225,000	*	452,235	452,235
Ellsworth Fund Ltd.	1,000,000	*	203,252	203,252
F.M. Kirby Foundation, Inc. (2)	990,000	*	201,219	201,219
Forest Fulcrum Fund LP	1,008,000	*	204,878	204,878
Forest Global Convertible Fund, Ltd., Class A-5	5,214,000	2.1%	1,059,755	1,059,755
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	480,000	*	97,560	97,560
FPL Group Employees Pension Plan	195,000	*	39,634	39,634
Grace Convertible Arbitrage Fund, Ltd.	2,000,000	*	406,504	406,504
Hallmark Convertible Securities Fund	10,000	*	2,032	2,032
HFR CA Global Opportunity Master Trust	2,730,000	1.1%	554,877	554,877
HFR CA Select Fund (5)	700,000	*	142,276	142,276
HFR RVA Select Performance Master Trust	473,000	*	96,138	96,138
Hotel Union & Hotel Industry of Hawaii Pension Plan Master Trust	197,000	*	40,040	40,040
HSBC Investments (USA) Inc. A/C HSBC Multi-Strategy Arbitrage Fund (6)	1,000,000	*	203,252	203,252
ICI American Holdings Trust	170,000	*	34,552	34,552
Institutional Benchmark Series (Master Feeder) Limited in respect of Electra Series c/o Quattro Fund	300,000	*	60,975	60,975
Institutional Benchmarks Series (Master Feeder) Ltd. (5)	1,000,000	*	203,252	203,252

	Principal
	Amount of
	Notes		Common
	Beneficially		Stock	Common
	Owned and	Percentage	Owned	Stock
	Offered	of Notes	Prior to the	Offered
Selling Securityholder	Hereby	Outstanding	Offering	Hereby

Institutional Benchmarks Master Fund Ltd.	1,366,000	*	277,642	277,642
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust (2)	530,000	*	107,723	107,723
International Truck & Engine Corporation Retiree Health Benefit Trust (2)	320,000	*	65,040	65,040
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust (2)	290,000	*	58,943	58,943
Kamunting Street Master Fund, Ltd.	5,000,000	2.0%	1,016,260	1,016,260
LLT Limited	640,000	*	130,081	130,081
Lyxor/Forest Fund Limited	4,287,000	1.7%	871,341	871,341
Mackay Shields LLC as Investment Advisor to Aftra Health Fund	225,000	*	45,731	45,731
Mackay Shields LLC as Sub-Advisor to Mainstay Convertible Fund	4,210,000	1.7%	855,690	855,690
Mackay Shields LLC as Sub-Advisor to Mainstay VP Convertible Fund	2,990,000	1.2%	607,723	607,723
Mackay Shields LLC as Sub-Advisor to New York Life Insurance Co. Pre 82	1,480,000	*	300,812	300,812
Mackay Shields LLC as Sub-Advisor to New York Life Insurance Co. Post 82	3,325,000	1.3%	675,812	675,812
Mackay Shields LLC as Sub-Advisor to New York Life Separate A/C 7	75,000	*	15,243	15,243
Mackay Shields LLC as Investment Advisor to United Overseas Bank (USD)	40,000	*	8,130	8,130
Mackay Shields LLC as Investment Advisor to United Overseas Bank (SGD)	45,000	*	9,146	9,146
Microsoft Capital Group, L.P. (2)	910,000	*	184,959	184,959
Municipal Employees Benefit Trust (1)	450,000	*	91,463	91,463
Nuveen Preferred and Convertible Fund JQC	3,720,000	1.5%	756,097	756,097
Nuveen Preferred and Convertible Income Fund JPC	2,670,000	1.1%	542,682	542,682
OCM Convertible Trust (2)	2,205,000	*	448,170	448,170
OCM Global Convertible Securities Fund (2)	590,000	*	119,918	119,918
Partner Reinsurance Company Ltd. (2)	1,105,000	*	224,593	224,593
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	300,000	*	60,975	60,975
Prudential Insurance Co. of America	40,000	*	8,130	8,130
Quattro Fund Ltd.	5,100,000	2.0%	1,036,585	1,036,585
Quattro Multistrategy Masterfund LP	300,000	*	60,975	60,975
Qwest Occupational Health Trust (2)	515,000	*	104,674	104,674
Qwest Pension Trust (2)	1,300,000	*	264,227	264,227
RBC Capital Markets (4)	3,000,000	1.2%	609,756	609,756
S.A.C. Arbitrage Fund, LLC	1,000,000	*	203,252	203,252
San Diego County Employees Retirement Association (5)	2,200,000	*	447,154	447,154
Sphinx Convertible Arbitrage SPC	514,000	*	104,471	104,471

	Principal
	Amount of
	Notes		Common
	Beneficially		Stock	Common
	Owned and	Percentage	Owned	Stock
	Offered	of Notes	Prior to the	Offered
Selling Securityholder	Hereby	Outstanding	Offering	Hereby

State of Oregon Equity	2,185,000	*	444,105	444,105
Syngenta AG	65,000	*	13,211	13,211
The City of Southfield Fire & Police Retirement System	48,000	*	9,756	9,756
The Estate of James Campbell CG	177,000	*	35,975	35,975
The Estate of James Campbell EST2	681,000	*	138,414	138,414
TOPAZ Fund (6)	12,000,000	4.8%	2,439,024	2,439,024
United Technologies Corporation Master Retirement Trust	492,000	*	99,999	99,999
UnumProvident Corporation (2)	670,000	*	136,178	136,178
Vanguard Convertible Securities Fund, Inc. (2)	9,020,000	3.6%	1,833,333	1,833,333
Viacom Inc. Pension Plan Master Trust	67,000	*	13,617	13,617
Vicis Capital Master Fund	13,000,000	5.2%	2,642,276	2,642,276
Virginia Retirement System (2)	4,350,000	1.7%	884,146	884,146
Xavex Convertible Arbitrage 10 Fund	1,600,000	*	325,203	325,203
Zazove Convertible Arbitrage Fund, L.P.	5,000,000	2.0%	1,016,260	1,016,260
Zazove Hedged Convertible Fund, L.P.	3,300,000	1.3%	670,731	670,731
Subtotal:	$192,912,000	77.2%	39,209,714	39,209,714
Any other holders of notes or future transferees, pledgees or donees from or of any holder	57,088,000	22.8%	11,603,250	11,603,250
Total:	$250,000,000	100.0%

*	Less than one percent of the notes outstanding.

(1)	Calamos Advisors LLC is investment advisor for this selling securityholder.

(2)	Oaktree Capital Management, LLC (“Oaktree”) is the investment manager of this selling securityholder, and has an affiliate, OCM Investments, LLC, that is a broker-dealer, and therefore, Oaktree may be deemed an underwriter by the SEC.

(3)	CNH Partners, LLC is investment advisor for this selling securityholder and has sole voting and dispositive power over the notes and the shares of common stock issuable upon conversion of the notes. Investment principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(4)	This selling securityholder is a registered broker-dealer and is, therefore, deemed an underwriter by the SEC.

(5)	Zazove Associates, LLC acts as investment advisor with discretionary authority for this selling securityholder.

(6)	This selling securityholder is an affiliate of a registered broker-dealer and, therefore, may be deemed an underwriter by the SEC.
     None of the selling securityholders or any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except that Credit Suisse

Securities LLC and its affiliates have in the past provided and may from time to time in the future provide certain commercial banking, financial advisory, investment banking and other services for us for which they have received and will be entitled to receive separate fees.
     The initial purchaser purchased all of the notes from the Company in private transactions on March 7, 2006 and May 10, 2006. All of the notes were “restricted securities” under the Securities Act prior to this registration. The selling securityholders have represented to us that they purchased the shares for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exempt from such registration.
PLAN OF DISTRIBUTION
     The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The notes and the underlying common stock may be sold in one or more transactions at:
•	fixed prices,
•	prevailing market prices at the time of sale,
•	prices related to the prevailing market prices,
•	varying prices determined at the time of sale, or
•	negotiated prices.

These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the notes or the underlying common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the common stock;
•	in the over-the-counter market;
•	otherwise than on such exchanges or services or in the over-the-counter market;
•	through the writing of options (including the issuance by the selling securityholders of derivative securities), whether the options or such other derivative securities are listed on an options or other exchange or otherwise;
•	through the settlement of short sales; or
•	through a combination of the foregoing.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.
     In connection with the sale of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the notes or the underlying common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell these securities. The selling securityholders may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the notes or the underlying common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus. The selling securityholders may also enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
     The aggregate proceeds to the selling securityholders from the sale of the notes or the underlying common stock offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     Our outstanding common stock is listed for trading on the Nasdaq National Market. The notes originally issued in the private placement are eligible for trading on The PORTAL(SM) Market. Notes resold pursuant to this prospectus will cease to be eligible for trading on The PORTAL(SM) Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.
     In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     The selling securityholders and any broker-dealers or agents that participate in the sale of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters”, they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
     The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders.
     A selling securityholder may decide not to sell any notes or common stock described in this prospectus. We cannot assure you that any selling securityholder will use this prospectus to sell any or all of the notes or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:
•	the specific notes or common stock to be offered and sold,
•	the names of the selling securityholders,
•	the respective purchase prices and public offering prices and other material terms of the offering,
•	the names of any participating agents, broker-dealers or underwriters, and
•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
     We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and the Company will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the underlying common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.
WHERE YOU CAN FIND MORE INFORMATION
     In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding registrants (including us) that file electronically with the SEC (www.sec.gov). Our Internet site is www.conexant.com.
     We are “incorporating by reference” specified documents that we file with the SEC, which means:
•	incorporated documents are considered part of this prospectus;
•	we are disclosing important information to you by referring you to those documents; and
•	information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.
     We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(c) or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the notes (other than filings or portions of filings that are furnished, under applicable SEC rules, rather than filed):
•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2005;
•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006;

•	Our Current Reports on Form 8-K filed on November 8, 2005, December 1, 2005, December 12, 2005, January 5, 2006, January 24, 2006, February 7, 2006, February 27, 2006, March 3, 2006, March 6, 2006, March 8, 2006, March 14, 2006, March 30, 2006, May 8, 2006 and May 11, 2006; and
•	The description of our common stock contained in our Registration Statement on Form 10, as amended (File No. 000-24923), dated September 28, 1998, including any amendment or report that updates such description.
     To the extent there are inconsistencies between the information contained in this prospectus and the information contained in the documents incorporated by reference, the information in this prospectus shall be deemed to supersede the information in the incorporated documents.
     Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Office of the Secretary, Conexant Systems, Inc., 4000 MacArthur Boulevard, Newport Beach, California 92660, (telephone number (949) 483-4600).
LEGAL MATTERS
     The validity of the notes and the shares of common stock issuable upon conversion of the notes will be passed upon for us by Chadbourne & Parke LLP.
EXPERTS
     The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and related financial statement schedule and includes explanatory paragraphs referring to a restatement to report the June 27, 2003 spin-off of the Mindspeed Technologies business as discontinued operations and a change in method of accounting for goodwill and intangible assets in fiscal 2003, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The Conexant logo is a trademark of Conexant Systems, Inc. Other brands, names and trademarks contained in this prospectus are the property of their respective owners.

Conexant Systems, Inc.
$250,000,000
4% Convertible Subordinated Notes Due 2026
Shares of Common Stock Issuable Upon Conversion of the Notes

Prospectus

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated fees and expenses payable by the registrant in connection with the offering of the securities being registered. All fees and expenses other than the SEC registration fee are estimated.

Amount
SEC registration fee	$26,750
Accounting fees and expenses	18,000
Legal fees and expenses	50,000
Miscellaneous expenses	5,250

Total	$100,000
Item 15. Liability and Indemnification of Directors and Officers.
     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. Our restated certificate of incorporation provides that our directors are not liable to Conexant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Conexant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (4) for any transaction from which a director derived an improper personal benefit.
     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to certain limitations. Our by-laws and the appendix thereto provide for the indemnification of our directors, officers, employees and agents to the extent permitted by Delaware law. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act. We have entered into indemnity agreements with our directors and certain officers whereby we have agreed to indemnify the directors and officers to the extent permitted by Delaware law.
Item 16. Index to Exhibits.
3.1	Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.a.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated herein by reference.
3.2	Amended By-laws of the Company, filed as Exhibit 3(ii) to the Company’s Current Report on Form 8-K dated February 28, 2005, are incorporated herein by reference.

4.1	Specimen certificate for the Company’s Common Stock, par value $.01 per share, filed as Exhibit 4.3 to the Company’s Registration Statement on Form 10 (File No. 000-24923), is incorporated by reference,
4.2.1	Rights Agreement, dated as of November 30, 1998, by and between the Company and Mellon Investor Services, LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (Registration No. 333-68755), is incorporated herein by reference.
4.2.2	First Amendment to Rights Agreement, dated as of December 9, 1999, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the for the quarter ended December 31, 1999, is incorporated herein by reference.
4.3	Indenture, dated as of March 7, 2006, by and between the Company and J. P. Morgan Trust Company, National Association, as trustee, including the form of the Company’s 4% Convertible Subordinated Notes due March 1, 2026 attached as Exhibit A thereto, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 8, 2006, is incorporated herein by reference.
4.4	Registration Rights Agreement, dated as of March 7, 2006, among the Company and initial purchaser named therein, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on March 8, 2006, is incorporated herein by reference

5	Opinion of Chadbourne & Parke LLP.

12	Computation of ratio of earnings to fixed charges

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2	Consent of Chadbourne & Parke LLP, contained in its opinion filed as Exhibit 5 to this Registration Statement.
24	Power of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of the Company.
25	Statement of Eligibility on Form T-1 under the Trustee Indenture Act of 1939, as amended, of J.P. Morgan Trust Company, National Association, as Trustee under the Indenture.
Item 17. Undertakings.
A.	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that clauses (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.
(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 5th day of June, 2006.

CONEXANT SYSTEMS, INC.
By:	/s/ Dennis E. O’Reilly
Dennis E. O’Reilly
Senior Vice President, Chief Legal Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 5th day of June, 2006 by the following persons in the capacities indicated:

Signature	Title

Dwight W. Decker*	Chairman of the Board and Chief Executive Officer (principal executive officer) and Director

Donald R. Beall*	Director

Steven J. Bilodeau*	Director

F. Craig Farrill*	Director

Balakrishnan S. Iyer*	Director

D. Scott Mercer*	Director

Jerre L. Stead*	Director

Giuseppe Zocco*	Director

J. Scott Blouin*	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

*By:	/s/ Dennis E. O’Reilly Dennis E. O’Reilly, Attorney-in-Fact**

**	By authority of the powers of attorney filed as Exhibit 24 hereto

EXHIBIT INDEX

Page
Number
3.1	Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.a.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated herein by reference.

3.2	Amended Bylaws of the Company, filed as Exhibit 3(ii) to the Company’s Current Report on Form 8-K dated February 28, 2005, are incorporated herein by reference.

4.1	Specimen certificate for the Company’s Common Stock, par value $.01 per share, filed as Exhibit 4.3 to the Company’s Registration Statement on Form 10 (File No. 000-24923), is incorporated by reference,

4.2.1	Rights Agreement, dated as of November 30, 1998, by and between the Company and Mellon Investor Services, LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as rights agent, filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (Registration No. 333-68755), is incorporated herein by reference.

4.2.2	First Amendment to Rights Agreement, dated as of December 9, 1999, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the for the quarter ended December 31, 1999, is incorporated herein by reference.

4.3	Indenture, dated as of March 7, 2006, by and between the Company and J. P. Morgan Trust Company, National Association, as trustee, including the form of the Company’s 4% Convertible Subordinated Notes due March 1, 2026 attached as Exhibit A thereto, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 8, 2006, is incorporated herein by reference.

4.4	Registration Rights Agreement, dated as of March 7, 2006, among the Company and initial purchaser named therein, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on March 8, 2006, is incorporated herein by reference

5	Opinion of Chadbourne & Parke LLP.

12	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Chadbourne & Parke LLP, contained in its opinion filed as Exhibit 5 to this Registration Statement.

24	Power of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of the Company.

25	Statement of Eligibility on Form T-1 under the Trustee Indenture Act of 1939, as amended, of J.P. Morgan Trust Company, National Association, as Trustee under the Indenture.